Exhibit 99.1

PRESS RELEASE

Investor Relations:	Media:
New York: +1 (917) 663 2233	Lausanne: +41 (0)58 242 4500
Lausanne: +41 (0)58 242 4666	Email: Iro.Antoniadou@pmi.com
Email: InvestorRelations@pmi.com

PHILIP MORRIS INTERNATIONAL INC. REPORTS 2020 THIRD-QUARTER
REPORTED DILUTED EPS OF $1.48 VERSUS $1.22 IN 2019,
REFLECTING ADJUSTED DILUTED EPS GROWTH OF 5.6% ON AN ORGANIC BASIS;
RAISES 2020 FULL-YEAR REPORTED DILUTED EPS FORECAST
TO A RANGE OF $5.03 TO $5.08, OR $5.05 TO $5.10 ON AN ADJUSTED BASIS,
REFLECTING ORGANIC GROWTH OF AROUND 5% TO 6%

NEW YORK, October 20, 2020 – Philip Morris International Inc. (NYSE: PM) today announces its 2020 third-quarter results. Comparisons presented in this press release on a "like-for-like" basis reflect pro forma 2019 results, which have been adjusted for the deconsolidation of PMI's Canadian subsidiary, Rothmans, Benson & Hedges, Inc. (RBH), effective March 22, 2019 (the date of deconsolidation). In addition, PMI's total market share has been restated for previous periods to reflect the deconsolidation. Growth rates presented in this press release on an organic basis for consolidated financial results reflect currency-neutral underlying results and "like-for-like" comparisons, where applicable. Adjustments, other calculations and reconciliations to the most directly comparable U.S. GAAP measures are included in the schedules to this press release.
2020 THIRD-QUARTER & YEAR-TO-DATE HIGHLIGHTS
2020 Third-Quarter
•Reported diluted EPS of $1.48, up by 21.3%; up by 28.7%, excluding currency
•Adjusted diluted EPS of $1.42, down by 0.7%; up by 5.6% on an organic basis
•Cigarette and heated tobacco unit shipment volume down by 7.6% (reflecting cigarette shipment volume down by 9.8%, and heated tobacco unit shipment volume up by 18.7% to 19.0 billion units)
•Market share for heated tobacco units in IQOS markets, excluding the U.S., up by 1.5 points to 6.0%
•Net revenues down by 2.6%; down by 1.5% on an organic basis
•Operating income up by 16.3%; up by 20.9%, excluding currency
•Adjusted operating income up by 5.8% on an organic basis
•Adjusted operating income margin up by 3.1 points to 44.8% on an organic basis
•Total IQOS users at quarter-end estimated at approximately 16.4 million, of which approximately 11.7 million have stopped smoking and switched to IQOS
•Increased the regular quarterly dividend per share by 2.6% to an annualized rate of $4.80

2020 Nine Months Year-to-Date
•Reported diluted EPS of $3.90, up by 9.2%; up by 17.1%, excluding currency
•Adjusted diluted EPS of $3.92, down by 1.3%; up by 7.4% on an organic basis
•Cigarette and heated tobacco unit shipment volume down by 8.0% (reflecting cigarette shipment volume down by 10.9%, and heated tobacco unit shipment volume up by 27.9% to 54.4 billion units); down by 7.8% on a like-for-like basis
•Market share for heated tobacco units in IQOS markets, excluding the U.S., up by 1.7 points to 6.0%
•Net revenues down by 3.8%; down by 0.9% on an organic basis
•Operating income up by 9.2%; up by 14.5%, excluding currency
•Adjusted operating income up by 5.6% on an organic basis
•Adjusted operating income margin up by 2.6 points to 42.6% on an organic basis
"We delivered stronger-than-anticipated results in the third quarter, despite the ongoing challenges of the pandemic, with adjusted diluted EPS growth of 5.6% on an organic basis," said André Calantzopoulos, Chief Executive Officer.
"The sustained momentum of IQOS was excellent, with an estimated 16.4 million total users at the end of September and smoke-free products accounting for nearly one-fourth of our total net revenues in the quarter. Furthermore, our combustible tobacco business recorded an improved sequential performance, supported by better underlying total industry volumes across both developed and emerging markets."
"Despite continued headwinds for our duty-free business and in Indonesia, we are raising our full-year 2020 guidance and now anticipate adjusted diluted EPS growth of around 5% to 6% on an organic basis, compared to a range of approximately 3.5% to 5.0% previously."
COVID-19: Business Continuity Update
Since the onset of the COVID-19 pandemic, PMI has undertaken a number of business continuity measures to mitigate potential disruption to its operations and route-to-market in order to preserve the availability of products to its customers and adult consumers.
Currently:
•PMI has sufficient access to the inputs for its products and is not facing any significant business continuity issues with respect to key suppliers;
•The large majority of PMI's manufacturing facilities globally are currently operational, including all heated tobacco unit factories. Certain cigarette production facilities—accounting for less than 5% of PMI's total cigarette production capacity worldwide—are temporarily impacted by government-mandated shutdowns or production limitations;
•There are adequate inventories, based on existing sales trends, of PMI finished goods across all key markets for cigarettes and across all IQOS markets for heated tobacco units and tobacco heating devices;
•PMI does not anticipate out-of-stock situations in any major operating income markets and generally expects consumers to have adequate access to its products; and
•PMI has ample liquidity through cash on hand, the ongoing cash generation of its business, and its access to the commercial paper and debt markets.

2020 FULL-YEAR FORECAST

	Full-Year
	2020 Forecast			2019		Organic Growth

Reported Diluted EPS	$5.03	-	$5.08	$4.61
Tax items	(0.06)			(0.04)
Asset impairment and exit costs	0.04			0.23
Canadian tobacco litigation-related expense				0.09
Loss on deconsolidation of RBH				0.12
Russia excise and VAT audit charge				0.20
Fair value adjustment for equity security investments	0.04			(0.02)
Adjusted Diluted EPS	$5.05	-	$5.10	$5.19
Net earnings attributable to RBH				(0.06)	(a)
Adjusted Diluted EPS	$5.05	-	$5.10	$5.13	(b)
Currency	0.32
Adjusted Diluted EPS, excluding currency	$5.37	-	$5.42	$5.13	(b)	5%	-	6%

(a) Net reported diluted EPS attributable to RBH from January 1, 2019 through March 21, 2019.
(b) Pro forma.
PMI raises its full-year 2020 reported diluted EPS forecast to a range of $5.03 to $5.08, at prevailing exchange rates, compared to the previously communicated forecast range of $4.92 to $4.99, provided on September 10th.
This revision primarily reflects:
•A favorable tax reporting item of $0.06 per share, recorded in the third quarter of 2020, related to U.S. tax regulations under the Tax Cuts and Jobs Act of 2017;
•Better-than-anticipated third-quarter total industry volume, notably in the EU Region and Indonesia, and the corresponding impact on PMI shipment volume; and
•A smaller expected fourth-quarter cigarette industry volume decline in Indonesia, and the corresponding impact on PMI shipment volume.
Excluding an unfavorable currency impact, at prevailing exchange rates, of approximately $0.32 per share (compared to approximately $0.31 per share assumed previously), the favorable tax item of $0.06 per share, asset impairment and exit costs of $0.04 per share and the fair value adjustment for equity security investments of $0.04 per share, this forecast represents a projected increase of around 5% to 6% versus pro forma adjusted diluted EPS of $5.13 in 2019, as detailed in the above table.
2020 Full-Year Forecast Assumptions
This forecast assumes:
•No recurrence of national lockdowns in PMI's key international markets during the remainder of 2020;
•Lack of near-term recovery in PMI's duty-free business given the uncertain outlook for global travel, with current dynamics persisting at least through year end;
•Full enforcement of minimum retail selling price requirements in Indonesia by the end of 2020, at the earliest;
•An estimated total international industry volume decline, excluding China and the U.S., of approximately 7% to 8%, compared to approximately 7% to 9% assumed previously;

•A total cigarette and heated tobacco unit shipment volume decline for PMI of approximately 8% to 9% on a like-for-like basis, compared to approximately 8% to 10% assumed previously;
•A full-year heated tobacco unit shipment volume that keeps PMI on-track to reach its 2021 target of 90 to 100 billion units;
•A net revenue decline in the low single digits on an organic basis. Excluding Indonesia and PMI Duty Free, this assumes net revenue growth in the low single digits on the same basis;
•An increase in adjusted operating income margin of around 200 basis points on an organic basis, compared to more than 150 basis points assumed previously;
•Operating cash flow of at least $9.0 billion, subject to year-end working capital requirements and currency movements;
•Fourth-quarter reported diluted EPS of around $1.16, including an unfavorable currency impact, at prevailing exchange rates, of approximately $0.04 per share, notably reflecting:
◦Broadly stable underlying consumption trends compared to the third quarter of 2020; and
◦The impact of certain costs that were initially planned for the third quarter of 2020 but are now expected in the fourth quarter.
•Capital expenditures of approximately $0.6 billion, compared to approximately $0.7 billion assumed previously;
•An effective tax rate, excluding discrete tax events, of 22% to 23%, compared to approximately 22% assumed previously; and
•No share repurchases.
This forecast excludes the impact of any future acquisitions, unanticipated or unquantifiable asset impairment and exit cost charges, future changes in currency exchange rates, further developments related to the U.S. Tax Cuts and Jobs Act, further developments pertaining to the judgment in the two Québec Class Action lawsuits and the Companies’ Creditors Arrangement Act (CCAA) protection granted to RBH, any unusual events, and any COVID-19-related developments different from the assumptions set forth in the company's forecast.
Factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to these projections.
Conference Call
A conference call, hosted by Emmanuel Babeau, Chief Financial Officer, will be webcast at 9:00 a.m., Eastern Time, on October 20, 2020. Access is at www.pmi.com/2020Q3earnings. The audio webcast may also be accessed on iOS or Android devices by downloading PMI’s free Investor Relations Mobile Application at www.pmi.com/irapp.

CONSOLIDATED SHIPMENT VOLUME & MARKET SHARE

PMI Shipment Volume by Region	Third-Quarter			Nine Months Year-to-Date
(million units)	2020	2019	Change	2020	2019	Change
Cigarettes
European Union	45,179	47,238	(4.4)%	126,142	133,093	(5.2)%
Eastern Europe	25,661	27,379	(6.3)%	70,737	74,779	(5.4)%
Middle East & Africa	30,903	36,994	(16.5)%	88,087	101,957	(13.6)%
South & Southeast Asia	37,238	42,362	(12.1)%	108,179	130,230	(16.9)%
East Asia & Australia	10,784	12,692	(15.0)%	35,154	38,650	(9.0)%
Latin America & Canada	15,699	16,854	(6.9)%	45,542	52,906	(13.9)%
Total PMI	165,464	183,519	(9.8)%	473,841	531,615	(10.9)%

Heated Tobacco Units
European Union	5,181	3,474	49.1%	14,069	8,810	59.7%
Eastern Europe	4,882	3,858	26.5%	14,374	8,213	75.0%
Middle East & Africa	179	588	(69.6)%	834	2,061	(59.5)%
South & Southeast Asia	10	—	—%	10	—	—%
East Asia & Australia	8,601	7,976	7.8%	24,799	23,253	6.6%
Latin America & Canada (1)	114	89	28.1%	316	202	56.4%
Total PMI	18,967	15,985	18.7%	54,402	42,539	27.9%

Cigarettes and Heated Tobacco Units
European Union	50,360	50,712	(0.7)%	140,211	141,903	(1.2)%
Eastern Europe	30,543	31,237	(2.2)%	85,111	82,992	2.6%
Middle East & Africa	31,082	37,582	(17.3)%	88,921	104,018	(14.5)%
South & Southeast Asia	37,248	42,362	(12.1)%	108,189	130,230	(16.9)%
East Asia & Australia	19,385	20,668	(6.2)%	59,953	61,903	(3.2)%
Latin America & Canada	15,813	16,943	(6.7)%	45,858	53,108	(13.7)%
Total PMI	184,431	199,504	(7.6)%	528,243	574,154	(8.0)%
(1) Includes shipments to Altria Group, Inc., commencing in the third quarter of 2019, for sale in the United States under license.

Third-Quarter
PMI's total shipment volume decreased by 7.6%, due to:
•the EU, reflecting lower cigarette shipment volume, notably in France, Italy and Poland, partly offset by Austria, partially offset by higher heated tobacco unit shipment volume across the Region, notably in Italy and Poland;
•Eastern Europe, reflecting lower cigarette shipment volume, particularly in Russia and Ukraine, partly offset by higher heated tobacco unit shipment volume across the Region, primarily in Russia and Ukraine;
•Middle East & Africa, reflecting lower cigarette shipment volume, mainly in North Africa, PMI Duty Free and Turkey, as well as lower heated tobacco unit shipment volume due to PMI Duty Free;
•South & Southeast Asia, reflecting lower cigarette shipment volume, primarily in Indonesia and the Philippines, partly offset by Pakistan and Thailand;
•East Asia & Australia, reflecting lower cigarette shipment volume, mainly in Japan, partly offset by higher heated tobacco unit shipment volume, primarily in Japan; and
•Latin America & Canada, reflecting lower cigarette shipment volume, primarily in Argentina, partly offset by Brazil.

Impact of Inventory Movements
Excluding the net unfavorable impact of estimated distributor inventory movements of approximately 3.4 billion units, PMI’s total in-market sales declined by 5.8%, due to a 8.8% decline in cigarettes, partly offset by a 28.5% increase in heated tobacco units.
The net unfavorable impact of estimated distributor inventory movements of approximately 3.4 billion units reflected a net unfavorable impact of 1.8 billion cigarettes, mainly due to Japan and PMI Duty Free, partly offset by Saudi Arabia, and a net unfavorable impact of 1.6 billion heated tobacco units, primarily due to Japan and Russia.
Nine Months Year-to-Date
PMI's total shipment volume decreased by 8.0% (or by 7.8% on a like-for-like basis), due to:
•the EU, reflecting lower cigarette shipment volume, notably in Italy, Poland and Spain, partly offset by higher heated tobacco unit shipment volume across the Region, particularly in Italy and Poland;
•Middle East & Africa, reflecting lower cigarette shipment volume, primarily in PMI Duty Free and Turkey, as well as lower heated tobacco unit shipment volume due to PMI Duty Free;
•South & Southeast Asia, reflecting lower cigarette shipment volume, primarily in Indonesia, Pakistan and the Philippines;
•East Asia & Australia, reflecting lower cigarette shipment volume, predominantly in Japan, partly offset by higher heated tobacco unit shipment volume driven by Japan; and
•Latin America & Canada, reflecting lower cigarette shipment volume, primarily in Argentina, Canada (due to the impact of the deconsolidation of RBH), and Mexico, partially offset by Brazil. On a like-for-like basis, PMI's total shipment volume in the Region decreased by 12.0%;
partly offset by
•Eastern Europe, reflecting higher heated tobacco unit shipment volume across the Region, notably in Russia and Ukraine, partly offset by lower cigarette shipment volume, mainly in Russia and Ukraine.
Impact of Inventory Movements
The net impact of estimated distributor inventory movements was immaterial. On a like-for-like basis, PMI’s total in-market sales declined by 7.7%.

PMI Shipment Volume by Brand

PMI Shipment Volume by Brand	Third-Quarter			Nine Months Year-to-Date
(million units)	2020	2019	Change	2020	2019	Change
Cigarettes
Marlboro	61,581	68,859	(10.6)%	175,638	196,883	(10.8)%
L&M	24,189	24,428	(1.0)%	69,215	69,765	(0.8)%
Chesterfield	13,768	15,001	(8.2)%	39,274	43,502	(9.7)%
Philip Morris	12,254	13,275	(7.7)%	34,823	36,949	(5.8)%
Parliament	9,540	10,407	(8.3)%	25,575	29,085	(12.1)%
Sampoerna A	7,999	8,756	(8.6)%	23,801	26,012	(8.5)%
Bond Street	6,441	7,687	(16.2)%	18,481	21,099	(12.4)%
Dji Sam Soe	6,372	8,599	(25.9)%	18,344	23,089	(20.6)%
Lark	3,846	4,955	(22.4)%	12,059	15,575	(22.6)%
Fortune	2,263	3,215	(29.6)%	7,008	9,702	(27.8)%
Others	17,211	18,337	(6.1)%	49,623	59,954	(17.2)%
Total Cigarettes	165,464	183,519	(9.8)%	473,841	531,615	(10.9)%
Heated Tobacco Units (1)	18,967	15,985	18.7%	54,402	42,539	27.9%
Total PMI	184,431	199,504	(7.6)%	528,243	574,154	(8.0)%
(1) Includes shipments to Altria Group, Inc., commencing in the third quarter of 2019, for sale in the United States under license.
Note: Sampoerna A includes Sampoerna; Philip Morris includes Philip Morris/Dubliss; and Lark includes Lark Harmony.

Third-Quarter
PMI's cigarette shipment volume of the following brands decreased:
•Marlboro, mainly due to Indonesia, Japan and PMI Duty Free, partly offset by the Philippines and Russia;
•L&M, notably due to Egypt, Germany, PMI Duty Free and Poland, partly offset by Mexico, Thailand and Turkey;
•Chesterfield, mainly due to Poland, Russia and Turkey, partly offset by Brazil and Saudi Arabia;
•Philip Morris, primarily due to Argentina and Italy, partly offset by the Philippines and Russia;
•Parliament, mainly due to Japan, Korea, Kuwait, PMI Duty Free and Russia;
•Sampoerna A in Indonesia, mainly due to premium A Mild;
•Bond Street, notably due to Russia;
•Dji Sam Soe in Indonesia, mainly due to Dji Sam Soe Magnum Mild;
•Lark, primarily due to Japan;
•Fortune in the Philippines; and
•"Others," notably due to: mid-price Sampoerna U in Indonesia, partly offset by mid-price Sampoerna Hijau in Indonesia and low-price Morven in Pakistan.
The increase in PMI's heated tobacco unit shipment volume was mainly driven by the EU (notably Italy and Poland), Eastern Europe (notably Russia and Ukraine) and Japan, partly offset by PMI Duty Free.
International Share of Market
PMI's total international market share (excluding China and the U.S.), defined as PMI's cigarette and heated tobacco unit sales volume as a percentage of total industry cigarette and heated tobacco unit sales volume, decreased by 0.7 points to 28.2%, reflecting:

•Total international market share for cigarettes of 25.1%, down by 1.5 points; and
•Total international market share for heated tobacco units of 3.1%, up by 0.8 points.
PMI's total international cigarette sales volume as a percentage of total industry cigarette sales volume was down by 1.3 points to 26.1%, mainly reflecting: out-switching to heated tobacco units, as well as lower cigarette market share and/or an unfavorable geographic mix impact, notably in Argentina, Indonesia, PMI Duty Free and Ukraine, partly offset by Brazil and Pakistan.
Nine Months Year-to-Date
PMI's cigarette shipment volume of the following brands decreased:
•Marlboro, mainly due to Indonesia, Japan, Mexico, the Philippines, PMI Duty Free and Turkey, partly offset by Russia;
•L&M, notably due to PMI Duty Free and Poland, partly offset by Mexico and Turkey;
•Chesterfield, mainly due to Poland, Russia and Turkey, partly offset by Brazil and Saudi Arabia;
•Philip Morris, primarily due to Argentina and Italy, partly offset by Japan, the Philippines and Russia;
•Parliament, mainly due to PMI Duty Free, Russia and Turkey;
•Sampoerna A in Indonesia, mainly due to premium A Mild;
•Bond Street, largely due to Russia and Ukraine;
•Dji Sam Soe in Indonesia, mainly due to Dji Sam Soe Magnum Mild;
•Lark, primarily due to Japan and Turkey;
•Fortune in the Philippines; and
•"Others," notably due to: the impact of the deconsolidation of RBH in Canada; mid-price Hope in the Philippines, Muratti in Turkey and Sampoerna U in Indonesia; and low-price Baronet (morphed to L&M) in Mexico, Jackpot in the Philippines and Morven in Pakistan; partly offset by mid-price Sampoerna Hijau in Indonesia.
The increase in PMI's heated tobacco unit shipment volume was mainly driven by the EU (notably Italy and Poland), Eastern Europe (notably Russia and Ukraine) and Japan, partly offset by PMI Duty Free.
International Share of Market
PMI's total international market share (excluding China and the U.S.), decreased by 0.5 points to 27.9%, reflecting:
•Total international market share for cigarettes of 25.0%, down by 1.2 points; and
•Total international market share for heated tobacco units of 2.9%, up by 0.8 points.
PMI's total international cigarette sales volume as a percentage of total industry cigarette sales volume was down by 1.1 points to 25.9%, mainly reflecting: out-switching to heated tobacco units, as well as lower cigarette market share and/or an unfavorable geographic mix impact, notably in Indonesia, Mexico, Pakistan, the Philippines, PMI Duty Free and Turkey, partly offset by Germany and Russia.

CONSOLIDATED FINANCIAL SUMMARY
Third-Quarter

Financial Summary - Quarters Ended September 30,			Change Fav./(Unfav.)			Variance Fav./(Unfav.)
	2020	2019	Total		Excl. Curr.	Total	Cur- rency	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 7,446	$ 7,642	(2.6)%		(1.5)%	(196)	(78)	171	(275)	(14)
Cost of Sales	(2,416)	(2,605)	7.3%		6.8%	189	13	—	50	126
Marketing, Administration and Research Costs (1)	(1,769)	(2,234)	20.8%		23.5%	465	(61)	—	—	526
Amortization of Intangibles	(18)	(15)	(20.0)%		(13.3)%	(3)	(1)	—	—	(2)
Operating Income	$ 3,243	$ 2,788	16.3%		20.9%	455	(127)	171	(225)	636
Asset Impairment & Exit Costs (2)	—	(22)	+100%		+100%	22	—	—	—	22
Russia Excise and VAT Audit Charge (2)	—	(374)	+100%		+100%	374	—	—	—	374
Adjusted Operating Income	$ 3,243	$ 3,184	1.9%		5.8%	59	(127)	171	(225)	240

Adjusted Operating Income Margin	43.6%	41.7%	1.9pp	3.1	pp
(1) Favorable Cost/Other variance includes the 2019 asset impairment and exit costs and Russia excise and VAT audit charge.
(2) Included in Marketing, Administration and Research Costs above.
Note: Net Revenues include revenues from shipments of Platform 1 devices, heated tobacco units and accessories to Altria Group, Inc., commencing in the third quarter of 2019, for sale under license in the United States.
Net revenues, excluding unfavorable currency, decreased by 1.5%, mainly reflecting: unfavorable volume/mix, primarily due to lower cigarette volume (mainly in Indonesia, Japan and PMI Duty Free), partially offset by higher heated tobacco unit volume (notably in the EU, Japan, Russia and Ukraine, partly offset by PMI Duty Free); partially offset by a favorable pricing variance (notably driven by Germany, Japan, Russia and Saudi Arabia, partly offset by Indonesia and Turkey).
Operating income, excluding unfavorable currency, increased by 20.9%, notably reflecting a favorable comparison, shown in "Cost/Other," due to charges recorded in the in the third quarter of 2019 of $396 million, related to: asset impairment and exit costs associated with a plant closure in Colombia and the Russia excise and VAT audit.
Excluding these charges and unfavorable currency, adjusted operating income increased by 5.8%, primarily reflecting: a favorable pricing variance; lower manufacturing costs (driven by productivity gains related to reduced-risk and combustible products); and lower marketing, administration and research costs (partly driven by cost efficiencies); partially offset by unfavorable volume/mix, due to the same factors as for net revenues noted above.
Adjusted operating income margin, excluding currency, increased by 3.1 points to 44.8%, as detailed in Schedule 8.

Nine Months Year-to-Date

Financial Summary - Nine Months Ended September 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2020	2019	Total	Excl. Curr.	Total	Cur- rency	Price	Vol/ Mix	Cost/ Other(1)
(in millions)
Net Revenues	$ 21,250	$ 22,092	(3.8)%	(1.7)%	(842)	(469)	666	(798)	(241)
Cost of Sales	(6,997)	(7,735)	9.5%	7.3%	738	173	—	318	247
Marketing, Administration and Research Costs (2)	(5,435)	(6,282)	13.5%	15.6%	847	(131)	—	—	978
Amortization of Intangibles	(55)	(50)	(10.0)%	(10.0)%	(5)	—	—	—	(5)
Operating Income	$ 8,763	$ 8,025	9.2%	14.5%	738	(427)	666	(480)	979
Asset Impairment & Exit Costs (3)	(71)	(65)	(9.2)%	(9.2)%	(6)	—	—	—	(6)
Canadian Tobacco Litigation-Related Expense (3)	—	(194)	+100%	+100%	194	—	—	—	194
Loss on Deconsolidation of RBH (3)	—	(239)	+100%	+100%	239	—	—	—	239
Russia Excise and VAT Audit Charge (3)	—	(374)	+100%	+100%	374	—	—	—	374
Adjusted Operating Income	$ 8,834	$ 8,897	(0.7)%	4.1%	(63)	(427)	666	(480)	178

Adjusted Operating Income Margin	41.6%	40.3%	1.3pp	2.3pp
(1) Cost/Other variance includes the impact of the RBH deconsolidation.
(2) Favorable Cost/Other variance includes the 2019 Canadian tobacco litigation-related expense, the 2019 loss on deconsolidation of RBH, the 2019 and 2020 asset impairment and exit costs, the 2019 Russia excise and VAT audit charge, and the impact of the RBH deconsolidation.

(3) Included in Marketing, Administration and Research Costs above.
Note: Net Revenues include revenues from shipments of Platform 1 devices, heated tobacco units and accessories to Altria Group, Inc., commencing in the third quarter of 2019, for sale under license in the United States.
Net revenues, excluding unfavorable currency, decreased by 1.7%, reflecting: unfavorable volume/mix, primarily due to lower cigarette volume (mainly in Argentina, Indonesia, Italy, Japan, Mexico, the Philippines, PMI Duty Free, Poland, Russia, Spain, Turkey and Ukraine, partly offset by Germany), partially offset by higher heated tobacco unit volume (notably in the EU, Japan, Russia and Ukraine, partly offset by PMI Duty Free); and the unfavorable impact of $241 million, shown in "Cost/Other," mainly resulting from the deconsolidation of RBH; partly offset by a favorable pricing variance (notably driven by Australia, the GCC, Germany, Japan, Mexico, the Philippines, PMI Duty Free and Russia, partially offset by Indonesia and Turkey). On a like-for-like basis, net revenues, excluding unfavorable currency, decreased by 0.9%, as detailed in Schedule 9.
Operating income, excluding unfavorable currency, increased by 14.5%, notably reflecting a favorable comparison, shown in "Cost/Other," of charges recorded September year-to-date 2020 of $71 million, related to asset impairment and exit costs associated with organizational design optimization, to charges recorded in the same period in 2019 of $872 million, related to: asset impairment and exit costs associated with plant closures in Colombia and Pakistan, the loss on the deconsolidation of RBH, the Canadian tobacco litigation-related expense, and the Russia excise and VAT audit.
Excluding these charges and unfavorable currency, adjusted operating income increased by 4.1%, primarily reflecting: a favorable pricing variance; lower manufacturing costs (driven by productivity gains related to reduced-risk and combustible products) and lower marketing, administration and research costs (partly driven by cost efficiencies); partially offset by unfavorable volume/mix, mainly due to lower cigarette volume (primarily in Argentina, Indonesia, Italy, Japan, Mexico, the Philippines, PMI Duty Free, Poland and Spain, partly offset by Germany), partly offset by higher heated tobacco unit volume (notably in the EU, Japan, Russia and Ukraine, partly offset by PMI Duty Free); and the unfavorable impact of the deconsolidation of RBH, included in "Cost/Other." On a like-for-like basis, adjusted operating income, excluding unfavorable currency, increased by 5.6%, as detailed in Schedule 9.
Adjusted operating income margin, excluding currency, increased by 2.3 points to 42.6%, as detailed in Schedule 8, or by 2.6 points to 42.6% on a like-for-like basis, as detailed in Schedule 9.
EUROPEAN UNION REGION
Third-Quarter

Financial Summary - Quarters Ended September 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2020	2019	Total	Excl. Curr.	Total	Cur- rency	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 2,950	$ 2,645	11.5%	10.0%	305	40	82	183	—

Operating Income	$ 1,588	$ 1,255	26.5%	24.7%	333	23	82	158	70
Asset Impairment & Exit Costs	—	—	—%	—%	—	—	—	—	—
Adjusted Operating Income	$ 1,588	$ 1,255	26.5%	24.7%	333	23	82	158	70

Adjusted Operating Income Margin	53.8%	47.4%	6.4pp	6.4pp

Net revenues, excluding favorable currency, increased by 10.0%, reflecting: favorable volume/mix, mainly driven by higher heated tobacco unit volume (notably in Germany, Italy and Poland), partly offset by lower cigarette volume (notably in Poland); and a favorable pricing variance (driven by higher combustible pricing, notably in Germany).
Operating income, excluding favorable currency, increased by 24.7%, reflecting: favorable volume/mix, driven by the same factors as for net revenues noted above; a favorable pricing variance; lower manufacturing costs across the Region; and lower marketing, administration and research costs.
Adjusted operating income margin, excluding currency, increased by 6.4 points to 53.8%, as detailed in Schedule 8.

Nine Months Year-to-Date

Financial Summary - Nine Months Ended September 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2020	2019	Total	Excl. Curr.	Total	Cur- rency	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 7,960	$ 7,381	7.8%	9.6%	579	(130)	142	567	—

Operating Income	$ 3,924	$ 3,346	17.3%	20.5%	578	(107)	142	534	9
Asset Impairment & Exit Costs (1)	(27)	—	—%	—%	(27)	—	—	—	(27)
Adjusted Operating Income	$ 3,951	$ 3,346	18.1%	21.3%	605	(107)	142	534	36

Adjusted Operating Income Margin	49.6%	45.3%	4.3pp	4.9pp
(1) Included in marketing, administration and research costs at the consolidated operating income level.

Net revenues, excluding unfavorable currency, increased by 9.6%, reflecting: favorable volume/mix, mainly driven by higher heated tobacco unit volume across the Region (notably in the Czech Republic, Germany, Hungary, Italy and Poland), partly offset by lower cigarette volume (notably in Italy, Poland and Spain, partly offset by Germany); and a favorable pricing variance (driven by higher combustible pricing across the Region, notably in France and Germany, partly offset by lower heated tobacco unit and IQOS device pricing).
Operating income, excluding unfavorable currency, increased by 20.5%, mainly reflecting: favorable volume/mix, driven by the same factors as for net revenues noted above; a favorable pricing variance; and lower manufacturing costs (notably in Germany and Italy); partly offset by higher marketing, administration and research costs (largely related to increased investments behind reduced-risk products, notably in Poland, as well as 2020 asset impairment and exit costs).
Excluding asset impairment, exit costs and unfavorable currency, adjusted operating income increased by 21.3%. Adjusted operating income margin, excluding currency, increased by 4.9 points to 50.2%, as detailed in Schedule 8.

Total Market, PMI Shipment & Market Share Commentaries

European Union Key Data	Third-Quarter			Nine Months Year-to-Date
			Change			Change
	2020	2019	% / pp	2020	2019	% / pp
Total Market (billion units)	131.5	132.3	(0.6)%	356.3	363.9	(2.1)%

PMI Shipment Volume (million units)
Cigarettes	45,179	47,238	(4.4)%	126,142	133,093	(5.2)%
Heated Tobacco Units	5,181	3,474	49.1%	14,069	8,810	59.7%
Total EU	50,360	50,712	(0.7)%	140,211	141,903	(1.2)%

PMI Market Share
Marlboro	17.7%	18.0%	(0.3)	17.7%	18.1%	(0.4)
L&M	6.0%	6.7%	(0.7)	6.3%	6.7%	(0.4)
Chesterfield	5.5%	5.7%	(0.2)	5.6%	5.8%	(0.2)
Philip Morris	2.5%	2.7%	(0.2)	2.5%	2.7%	(0.2)
HEETS	3.9%	2.4%	1.5	3.9%	2.3%	1.6
Others	3.1%	3.1%	—	3.1%	3.2%	(0.1)
Total EU	38.7%	38.6%	0.1	39.1%	38.8%	0.3
Third-Quarter
The estimated total market in the EU decreased by 0.6% to 131.5 billion units, notably driven by:
•Denmark, down by 36.1%, mainly reflecting the net unfavorable impact of estimated trade inventory movements related to a significant excise tax increase on April 1, 2020. Excluding these movements, the total estimated market decreased by 11.8%, mainly due to the impact of excise tax-driven price increases;
•Romania, down by 7.9%, primarily reflecting the impact of pandemic-related lockdown measures; and
•Spain, down by 7.3%, mainly reflecting lower in-bound tourism and border sales due to the pandemic;
partly offset by
•Poland, up by 8.6%, notably reflecting the pandemic-related impact of: lower cross-border (non-domestic) purchases, reduced out-bound tourism and a lower estimated prevalence of illicit trade due to border restrictions.
PMI's total shipment volume decreased by 0.7% to 50.4 billion units, reflecting:
•lower cigarette shipment volume, mainly due to lower market share (notably in Italy and Poland, partly reflecting out-switching to heated tobacco units);
partly offset by
•higher heated tobacco unit shipment volume across the Region, driven by higher market share (notably in Italy and Poland).

Nine Months Year-to-Date
The estimated total market in the EU decreased by 2.1% to 356.3 billion units, notably due to:
•Czech Republic, down by 7.5%, primarily reflecting lower border sales due to lockdown measures, particularly during the second quarter;
•France, down by 3.7%, mainly reflecting the impact of price increases in the fourth quarter of 2019 and the first quarter of 2020, partly offset by the pandemic-related impact of lower cross-border (non-domestic) purchases and a lower estimated prevalence of illicit trade due to border restrictions;
•Greece, down by 8.5%, primarily reflecting lower in-bound tourism due to the pandemic;
•Romania, down by 7.1%, mainly reflecting the same factor as in the quarter; and
•Spain, down by 7.8%, primarily reflecting the same factors as in the quarter;
partly offset by
•Germany, up by 2.4%, notably reflecting the pandemic-related impact of lower cross-border (non-domestic) purchases and reduced out-bound tourism, partly offset by the impact of retail price increases in the first quarter of 2020 and adult smoker out-switching to other combustible tobacco products.
PMI's total shipment volume decreased by 1.2% to 140.2 billion units, reflecting:
•lower cigarette shipment volume, mainly due to the lower total market and lower cigarette market share (notably in Italy and Poland, partly reflecting out-switching to heated tobacco units);
partly offset by
•higher heated tobacco unit shipment volume across the Region (notably in Germany, Italy and Poland), driven by higher market share.
EASTERN EUROPE REGION
Third-Quarter

Financial Summary - Quarters Ended September 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2020	2019	Total	Excl. Curr.	Total	Cur- rency	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 899	$ 899	—%	7.3%	—	(66)	64	2	—

Operating Income (Loss)	$ 245	$ (101)	+100%	+100%	346	(105)	64	17	370
Asset Impairment & Exit Costs	—	—	—%	—%	—	—	—	—	—
Russia Excise and VAT Audit Charge (1)	—	(374)	+100%	+100%	374	—	—	—	374
Adjusted Operating Income	$ 245	$ 273	(10.3)%	28.2%	(28)	(105)	64	17	(4)

Adjusted Operating Income Margin	27.3%	30.4%	(3.1)pp	5.9pp
(1) Included in marketing, administration and research costs at the consolidated operating income level.
Net revenues, excluding unfavorable currency, increased by 7.3%, mainly reflecting: a favorable pricing variance, driven by higher combustible pricing (predominantly in Russia); and favorable volume/mix, mainly driven by higher heated tobacco unit volume across the Region (primarily in Russia and Ukraine), largely offset by unfavorable cigarette volume/mix in Russia.
Operating income, excluding unfavorable currency, increased by +100%, notably reflecting a favorable comparison, shown in "Cost/Other," due to a charge recorded in the third quarter of 2019 of $374 million related to the Russia excise and VAT audit.
Excluding this charge and unfavorable currency, adjusted operating income increased by 28.2%, reflecting: a favorable pricing variance; favorable volume/mix, reflecting the same drivers as for net revenues noted above; and lower manufacturing costs (mainly in Russia); partially offset by higher marketing, administration and research costs due to Russia.
Adjusted operating income margin, excluding currency, increased by 5.9 points to 36.3%, as detailed in Schedule 8.
Nine Months Year-to-Date

Financial Summary - Nine Months Ended September 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2020	2019	Total	Excl. Curr.	Total	Cur- rency	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 2,470	$ 2,300	7.4%	13.7%	170	(145)	105	210	—

Operating Income	$ 610	$ 284	+100%	+100%	326	(208)	105	156	273
Asset Impairment & Exit Costs (1)	(7)	—	—%	—%	(7)	—	—	—	(7)
Russia Excise and VAT Audit Charge (1)	—	(374)	+100%	+100%	374	—	—	—	374
Adjusted Operating Income	$ 617	$ 658	(6.2)%	25.4%	(41)	(208)	105	156	(94)

Adjusted Operating Income Margin	25.0%	28.6%	(3.6)pp	2.9pp
(1) Included in marketing, administration and research costs at the consolidated operating income level.
Net revenues, excluding unfavorable currency, increased by 13.7%, reflecting: favorable volume/mix, predominantly driven by higher heated tobacco unit volume across the Region (notably in Russia and Ukraine) and higher heated tobacco unit mix (mainly in Russia), partly offset by unfavorable cigarette volume (primarily in Russia and Ukraine, partially offset by Israel) and unfavorable cigarette mix (mainly in Russia); and a favorable pricing variance, driven by higher combustible pricing (primarily in Russia and Ukraine), partly offset by lower IQOS device pricing (mainly in Russia).
Operating income, excluding unfavorable currency, increased by +100%, notably reflecting a favorable comparison, shown in "Cost/Other," primarily due to a charge recorded in 2019 of $374 million related to the Russia excise and VAT audit.
Excluding charges and unfavorable currency, adjusted operating income increased by 25.4%, reflecting: favorable volume/mix, driven by the same factors as for net revenues noted above; and a favorable pricing variance; partly offset by higher marketing, administration and research costs (partly related to increased investments behind reduced-risk products, notably in Russia); and higher manufacturing costs due to Russia.
Adjusted operating income margin, excluding currency, increased by 2.9 points to 31.5%, as detailed in Schedule 8.

Total Market, PMI Shipment & Market Share Commentaries

PMI Shipment Volume	Third-Quarter			Nine Months Year-to-Date
(million units)	2020	2019	Change	2020	2019	Change
Cigarettes	25,661	27,379	(6.3)%	70,737	74,779	(5.4)%
Heated Tobacco Units	4,882	3,858	26.5%	14,374	8,213	75.0%
Total Eastern Europe	30,543	31,237	(2.2)%	85,111	82,992	2.6%
Third-Quarter
The estimated total market in Eastern Europe decreased, mainly due to:
•Russia, down by 2.9%, primarily reflecting the impact of price increases; and
•Ukraine, down by 7.4%, mainly reflecting the impact of excise tax-driven price increases.
PMI's total shipment volume decreased by 2.2% to 30.5 billion units, notably due to:
•Russia, down by 1.4%. Excluding the net unfavorable impact of estimated distributor inventory movements, PMI's in-market sales increased by 0.4%, mainly reflecting a higher market share, driven by heated tobacco units, partly offset by the lower total market.
Nine Months Year-to-Date
The estimated total market in Eastern Europe decreased, notably due to:
•Russia, down by 2.7%, or by 4.3% excluding the net favorable impact of estimated trade inventory movements, primarily reflecting the same factor as in the quarter; and
•Ukraine, down by 9.7%, mainly reflecting the impact of excise tax-driven price increases, as well as reduced adult smoker average daily consumption, notably in the second quarter of 2020, due to lockdown measures.
PMI's total shipment volume increased by 2.6% to 85.1 billion units, mainly due to:
•Russia, up by 5.8%, primarily reflecting a higher market share, driven by heated tobacco units, partly offset by the lower total market;
partly offset by
•Ukraine, down by 4.8%, mainly due to the lower total market, partly offset by a higher market share, driven by heated tobacco units.

MIDDLE EAST & AFRICA REGION
Third-Quarter

Financial Summary - Quarters Ended September 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2020	2019	Total	Excl. Curr.	Total	Cur- rency	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 768	$ 1,127	(31.9)%	(29.4)%	(359)	(28)	6	(325)	(12)

Operating Income	$ 261	$ 519	(49.7)%	(46.8)%	(258)	(15)	6	(271)	22
Asset Impairment & Exit Costs	—	—	—%	—%	—	—	—	—	—
Adjusted Operating Income	$ 261	$ 519	(49.7)%	(46.8)%	(258)	(15)	6	(271)	22

Adjusted Operating Income Margin	34.0%	46.1%	(12.1)pp	(11.4)pp

Net revenues, excluding unfavorable currency, decreased by 29.4%, primarily reflecting: unfavorable volume/mix, mainly due to lower cigarette and heated tobacco unit volume in PMI Duty Free; partly offset by a favorable pricing variance, driven by PMI Duty Free and Saudi Arabia, largely offset by Turkey.
Operating income, excluding unfavorable currency, decreased by 46.8%, notably reflecting: unfavorable volume/mix, due to the same factor as for net revenues noted above; partly offset by lower marketing, administration and research costs; lower manufacturing costs; and a favorable pricing variance.
Adjusted operating income margin, excluding currency, decreased by 11.4 points to 34.7%, as detailed in Schedule 8.
Nine Months Year-to-Date

Financial Summary - Nine Months Ended September 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2020	2019	Total	Excl. Curr.	Total	Cur- rency	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 2,348	$ 3,058	(23.2)%	(21.7)%	(710)	(46)	123	(736)	(51)

Operating Income	$ 819	$ 1,304	(37.2)%	(35.0)%	(485)	(29)	123	(565)	(14)
Asset Impairment & Exit Costs (1)	(9)	—	—%	—%	(9)	—	—	—	(9)
Adjusted Operating Income	$ 828	$ 1,304	(36.5)%	(34.3)%	(476)	(29)	123	(565)	(5)

Adjusted Operating Income Margin	35.3%	42.6%	(7.3)pp	(6.8)pp
(1) Included in marketing, administration and research costs at the consolidated operating income level.

Net revenues, excluding unfavorable currency, decreased by 21.7%, reflecting: unfavorable volume/mix, mainly due to lower cigarette volume (predominantly in PMI Duty Free and Turkey) and lower heated tobacco unit volume in PMI Duty Free; and lower fees for certain distribution rights billed to customers in certain markets, shown in "Cost/Other"; partially offset by a favorable pricing variance, driven by combustible pricing (mainly in the GCC, particularly Saudi Arabia, as well as Egypt and PMI Duty Free, partly offset by Turkey).

Operating income, excluding unfavorable currency, decreased by 35.0%, mainly reflecting: unfavorable volume/mix, predominantly due to lower cigarette and heated tobacco unit volume in PMI Duty Free; and unfavorable "Cost/Other," mainly due to lower fees for certain distribution rights, as noted above for net revenues; partially offset by a favorable pricing variance; and lower marketing, administration and research costs.
Excluding asset impairment, exit costs and unfavorable currency, adjusted operating income decreased by 34.3%. Adjusted operating income margin, excluding currency, decreased by 6.8 points to 35.8%, as detailed in Schedule 8.
Total Market, PMI Shipment & Market Share Commentaries

PMI Shipment Volume	Third-Quarter			Nine Months Year-to-Date
(million units)	2020	2019	Change	2020	2019	Change
Cigarettes	30,903	36,994	(16.5)%	88,087	101,957	(13.6)%
Heated Tobacco Units	179	588	(69.6)%	834	2,061	(59.5)%
Total Middle East & Africa	31,082	37,582	(17.3)%	88,921	104,018	(14.5)%
Third-Quarter
The estimated total market in the Middle East & Africa decreased, mainly due to:
•International Duty Free, down by 72.8%, reflecting the impact of government travel restrictions and reduced passenger traffic due to the pandemic; and
•South Africa, down by 25.8%, reflecting the impact of the pandemic-related ban on all tobacco sales through August 17, 2020.
PMI's total shipment volume decreased by 17.3% to 31.1 billion units, notably due to:
•PMI Duty Free, down by 93.7%, or by 68.7% excluding the net unfavorable impact of estimated distributor inventory movements (driven by cigarettes), mainly reflecting the lower total market; and
•Turkey, down by 4.9%, primarily reflecting a lower market share mainly due to adult smoker down-trading following 2019 retail price increases;
partly offset by
•Saudi Arabia, up by 23.4%. Excluding the net favorable impact of estimated distributor inventory movements of 0.7 billion cigarettes, PMI's in-market sales decreased by 9.4%, mainly reflecting a lower market share due to adult smoker down-trading following VAT-driven retail price increases and the temporary adverse impact of the transition to a new distributor.
Nine Months Year-to-Date
The estimated total market in the Middle East & Africa decreased, mainly due to:
•Egypt, down by 5.4%, notably reflecting pandemic-related supply-chain shortages involving competitors' products and reductions in adult smoker average daily consumption during the lockdown;
•International Duty Free, down by 63.1%, reflecting the same factors as in the quarter;
•South Africa, down by 42.7%, primarily reflecting the same factor as in the quarter; and

•Turkey, down by 7.3%, mainly reflecting the impact of lockdown measures on adult smoker average daily consumption, as well as a higher prevalence of illicit trade related to cut tobacco, particularly during the first-half of 2020, following significant industry-wide price increases in 2019.
PMI's total shipment volume decreased by 14.5% to 88.9 billion units, notably due to:
•PMI Duty Free, down by 68.9%, or by 59.2% excluding the net unfavorable impact of estimated distributor inventory movements (driven by cigarettes), mainly reflecting the lower total market; and
•Turkey, down by 13.0%, mainly reflecting the lower total market and a lower market share, notably due to adult smoker down-trading following the 2019 price increases.
SOUTH & SOUTHEAST ASIA REGION
Third-Quarter

Financial Summary - Quarters Ended September 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2020	2019	Total	Excl. Curr.	Total	Cur- rency	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 1,071	$ 1,246	(14.0)%	(14.3)%	(175)	3	(90)	(88)	—

Operating Income	$ 402	$ 539	(25.4)%	(24.9)%	(137)	(3)	(90)	(60)	16
Asset Impairment & Exit Costs	—	—	—%	—%	—	—	—	—	—
Adjusted Operating Income	$ 402	$ 539	(25.4)%	(24.9)%	(137)	(3)	(90)	(60)	16

Adjusted Operating Income Margin	37.5%	43.3%	(5.8)pp	(5.4)pp
Net revenues, excluding favorable currency, decreased by 14.3%, reflecting: an unfavorable pricing variance, due to Indonesia; and unfavorable volume/mix, principally due to lower cigarette volume in Indonesia, partly offset by favorable cigarette mix in Indonesia.
Operating income, excluding unfavorable currency, decreased by 24.9%, primarily reflecting: an unfavorable pricing variance; and unfavorable volume/mix, due to the same factors as for net revenues noted above; partly offset by lower marketing, administration and research costs (notably in Indonesia).
Adjusted operating income margin, excluding currency, decreased by 5.4 points to 37.9%, as detailed in Schedule 8.

Nine Months Year-to-Date

Financial Summary - Nine Months Ended September 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2020	2019	Total	Excl. Curr.	Total	Cur- rency	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 3,211	$ 3,607	(11.0)%	(10.3)%	(396)	(24)	54	(426)	—

Operating Income	$ 1,290	$ 1,471	(12.3)%	(12.3)%	(181)	—	54	(296)	61
Asset Impairment & Exit Costs (1)	(11)	(20)	45.0%	45.0%	9	—	—	—	9
Adjusted Operating Income	$ 1,301	$ 1,491	(12.7)%	(12.7)%	(190)	—	54	(296)	52

Adjusted Operating Income Margin	40.5%	41.3%	(0.8)pp	(1.1)pp
(1) Included in marketing, administration and research costs at the consolidated operating income level.
Net revenues, excluding unfavorable currency, decreased by 10.3%, reflecting: unfavorable volume/mix, primarily due to lower cigarette volume in Indonesia and the Philippines, partly offset by favorable cigarette mix in Indonesia; partially offset by a favorable pricing variance, principally driven by combustible pricing in the Philippines, partly offset by Indonesia.
Operating income, excluding currency, decreased by 12.3%, mainly reflecting: unfavorable volume/mix, due to the same factors as for net revenues noted above; partially offset by a favorable pricing variance; and lower marketing, administration and research costs (notably in Indonesia).
Excluding asset impairment, exit costs and currency, adjusted operating income decreased by 12.7%. Adjusted operating income margin, excluding currency, decreased by 1.1 points to 40.2%, as detailed in Schedule 8.
Total Market, PMI Shipment & Market Share Commentaries

PMI Shipment Volume	Third-Quarter			Nine Months Year-to-Date
(million units)	2020	2019	Change	2020	2019	Change
Cigarettes	37,238	42,362	(12.1)%	108,179	130,230	(16.9)%
Heated Tobacco Units	10	—	—%	10	—	—%
Total South & Southeast Asia	37,248	42,362	(12.1)%	108,189	130,230	(16.9)%
Third-Quarter
The estimated total market in South & Southeast Asia decreased, notably due to:
•India, down by 14.0%, primarily reflecting the impact of lockdown restrictions on the movement of certain products, including tobacco; and
•Indonesia, down by 9.3%, or by 6.1% excluding the net unfavorable impact of estimated trade inventory movements, mainly reflecting the impact of excise tax-driven price increases and pandemic-related measures on adult smoker average daily consumption;
partly offset by
•Pakistan, up by 32.3%, or by 1.0% excluding the net favorable impact of estimated trade inventory movements related to the timing of price increases in 2019.
PMI's total shipment volume decreased by 12.1% to 37.2 billion units, notably due to:

•Indonesia, down by 20.8%, reflecting the lower total market, as well as a lower market share, mainly due to: adult smoker down-trading to the tax-advantaged 'below tier one' segment, the impact of elevated price gaps in the tier one segment (partly due to the delay in minimum price enforcement), and the disproportionate impact of stricter public mobility restrictions in urban areas, where PMI’s share is higher; and
•the Philippines, down by 5.5%, mainly reflecting a lower market share for mid-price Fortune due to the impact of price increases in the third quarter of 2019;
partly offset by
•Pakistan, up by 36.0%, primarily reflecting the higher total market.
Nine Months Year-to-Date
The estimated total market in South & Southeast Asia decreased, notably due to:
•India, down by 20.4%, mainly reflecting the same factor as in the quarter;
•Indonesia, down by 9.4%, or by 11.8% excluding the net favorable impact of estimated trade inventory movements, primarily reflecting the same factors as in the quarter;
•Pakistan, down by 14.8%, mainly reflecting the impact of excise tax-driven price increases in June 2019 and value brand price increases in February 2020, coupled with the impact of trade supply disruption on tobacco product availability due to lockdown measures; and
•the Philippines, down by 10.7%, mainly reflecting the impact of pandemic-related quarantines, as well as industry-wide price increases in the third quarter of 2019.
PMI's total shipment volume decreased by 16.9% to 108.2 billion units, notably due to:
•Indonesia, down by 19.1%, reflecting the lower total market, as well as a lower market share, mainly due to the same factors as in the quarter;
•Pakistan, down by 26.2%, mainly reflecting the lower total market and a lower market share, mainly due to low-price Morven; and
•the Philippines, down by 13.7%, mainly reflecting the lower total market and a lower market share, primarily due to the same factor as in the quarter.
EAST ASIA & AUSTRALIA REGION
Third-Quarter

Financial Summary - Quarters Ended September 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2020	2019	Total	Excl. Curr.	Total	Cur- rency	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 1,358	$ 1,252	8.5%	7.0%	106	18	92	(4)	—

Operating Income	$ 637	$ 451	41.2%	37.5%	186	17	92	(38)	115
Asset Impairment & Exit Costs	—	—	—%	—%	—	—	—	—	—
Adjusted Operating Income	$ 637	$ 451	41.2%	37.5%	186	17	92	(38)	115

Adjusted Operating Income Margin	46.9%	36.0%	10.9pp	10.3pp

Net revenues, excluding favorable currency, increased by 7.0%, reflecting: a favorable pricing variance, primarily driven by higher heated tobacco and combustible pricing in Japan (due to the impact of distributor inventory revaluation associated with the October 1, 2020, excise tax-driven price increases); partially offset by unfavorable volume/mix, mainly due to: lower cigarette volume in Japan and unfavorable cigarette mix in Australia, largely offset by higher IQOS device and heated tobacco unit volume (principally in Japan).
Operating income, excluding favorable currency, increased by 37.5%, mainly reflecting: a favorable pricing variance; lower manufacturing costs (primarily related to Japan); and lower marketing, administration and research costs (mainly related to reduced-risk products, notably in Japan); partly offset by unfavorable volume/mix, due to the same factors as for net revenues noted above.
Adjusted operating income margin, excluding currency, increased by 10.3 points to 46.3%, as detailed in Schedule 8.
Nine Months Year-to-Date

Financial Summary - Nine Months Ended September 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2020	2019	Total	Excl. Curr.	Total	Cur- rency	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 4,045	$ 4,094	(1.2)%	(1.1)%	(49)	(3)	135	(181)	—

Operating Income	$ 1,792	$ 1,520	17.9%	17.8%	272	2	135	(134)	269
Asset Impairment & Exit Costs (1)	(13)	—	—%	—%	(13)	—	—	—	(13)
Adjusted Operating Income	$ 1,805	$ 1,520	18.8%	18.6%	285	2	135	(134)	282

Adjusted Operating Income Margin	44.6%	37.1%	7.5pp	7.4pp
(1) Included in marketing, administration and research costs at the consolidated operating income level.
Net revenues, excluding unfavorable currency, decreased by 1.1%, reflecting: unfavorable volume/mix, mainly due to lower cigarette volume (primarily in Australia and Japan) and unfavorable cigarette mix in Australia, partly offset by higher heated tobacco unit volume in Japan; partially offset by a favorable pricing variance, mainly driven by higher heated tobacco and combustible pricing in Japan (partly reflecting the same factor as in the third quarter) and higher combustible pricing in Australia, partly offset by lower IQOS device pricing in Japan.
Operating income, excluding favorable currency, increased by 17.8%, mainly reflecting: lower marketing, administration and research costs (notably in Japan); lower manufacturing costs (mainly related to Japan and Korea); and a favorable pricing variance; partly offset by unfavorable volume/mix, primarily due to the same factors as for net revenues noted above.
Excluding asset impairment, exit costs and favorable currency, adjusted operating income increased by 18.6%. Adjusted operating income margin, excluding currency, increased by 7.4 points to 44.5%, as detailed in Schedule 8.

Total Market, PMI Shipment & Market Share Commentaries

PMI Shipment Volume	Third-Quarter			Nine Months Year-to-Date
(million units)	2020	2019	Change	2020	2019	Change
Cigarettes	10,784	12,692	(15.0)%	35,154	38,650	(9.0)%
Heated Tobacco Units	8,601	7,976	7.8%	24,799	23,253	6.6%
Total East Asia & Australia	19,385	20,668	(6.2)%	59,953	61,903	(3.2)%
Third-Quarter
The estimated total market in East Asia & Australia, excluding China, increased, primarily due to:
•Korea, up by 10.2%, or by 4.7% excluding the net favorable impact of estimated trade inventory movements, mainly driven by the shift of adult smokers from duty-free to domestic purchases due to the pandemic-related decline in international travel; and
•Taiwan, up by 8.0%, mainly driven by the same factor as for Korea;
partly offset by
•Japan, down by 2.8%, or by 9.0% excluding the net favorable impact of estimated trade inventory movements (primarily related to the October 1, 2020, excise tax-driven retail price increases), notably due to adult smoker out-switching from cigarettes to the cigarillo category.
PMI's total shipment volume decreased by 6.2% to 19.4 billion units, notably in:
•Japan, down by 10.6%. Excluding the net unfavorable impact of estimated distributor inventory movements of 1.3 billion cigarettes and 0.7 billion heated tobacco units, PMI's in-market sales increased by 4.2%, mainly driven by a higher market share for heated tobacco units, partly offset by the lower total market and a lower market share for cigarettes.
Nine Months Year-to-Date
The estimated total market in East Asia & Australia, excluding China, decreased, notably due to:
•Japan, down by 7.3%, or by 10.2% excluding the net favorable impact of estimated trade inventory movements. The lower total market mainly reflected the impact of reduced adult smoker consumption occasions due to pandemic-related measures, as well as adult smoker out-switching from cigarettes to the cigarillo category; and
•Australia, down by 9.9% or by 3.9% excluding the net unfavorable impact of estimated trade inventory movements, primarily reflecting the impact of excise tax-driven price increases;
partly offset by
•Korea, up by 6.0%, notably driven by the same factor as in the quarter.
PMI's total shipment volume decreased by 3.2% to 60.0 billion units, notably in:
•Japan, down by 4.2%, or by 0.9% excluding the net unfavorable impact of estimated distributor inventory movements, mainly due to the lower total market and a lower market share for cigarettes, partly offset by a higher market share for heated tobacco units; and

•Korea, down by 4.2%, primarily due to a lower market share, mainly reflecting the unfavorable impact of the growth of the cigarette new taste dimension segment, in which PMI has a relatively low share, partly offset by the higher total market.

LATIN AMERICA & CANADA REGION
Third-Quarter

Financial Summary - Quarters Ended September 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2020	2019	Total	Excl. Curr.	Total	Cur- rency	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 400	$ 473	(15.4)%	(5.9)%	(73)	(45)	17	(43)	(2)

Operating Income	$ 110	$ 125	(12.0)%	23.2%	(15)	(44)	17	(31)	43
Asset Impairment & Exit Costs (1)	—	(22)	+100%	+100%	22	—	—	—	22
Adjusted Operating Income	$ 110	$ 147	(25.2)%	4.8%	(37)	(44)	17	(31)	21

Adjusted Operating Income Margin	27.5%	31.1%	(3.6)pp	3.5pp
(1) Included in marketing, administration and research costs at the consolidated operating income level.
Note: Net Revenues include revenues from shipments of Platform 1 devices, heated tobacco units and accessories to Altria Group, Inc., commencing in the third quarter of 2019, for sale under license in the United States.

Net revenues, excluding unfavorable currency, decreased by 5.9%, mainly reflecting: unfavorable volume/mix, notably due to lower cigarette volume in Argentina; partly offset by a favorable pricing variance, predominantly driven by higher combustible pricing in most markets across the Region.
Operating income, excluding unfavorable currency, increased by 23.2%, notably reflecting a favorable comparison, shown in "Cost/Other," due to asset impairment and exit costs recorded in the third quarter of 2019 associated with a plant closure in Colombia.
Excluding asset impairment, exit costs and unfavorable currency, adjusted operating income increased by 4.8%, primarily reflecting: a favorable pricing variance; and lower marketing, administration and research costs (notably in Argentina); partly offset by unfavorable volume/mix (due to the same factor as for net revenues noted above).
Adjusted operating income margin, excluding currency, increased by 3.5 points to 34.6%, as detailed in Schedule 8.

Nine Months Year-to-Date

Financial Summary - Nine Months Ended September 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2020	2019	Total	Excl. Curr.	Total	Cur- rency	Price	Vol/ Mix	Cost/ Other(1)
(in millions)
Net Revenues	$ 1,216	$ 1,652	(26.4)%	(19.1)%	(436)	(121)	107	(232)	(190)

Operating Income	$ 328	$ 100	+100%	+100%	228	(85)	107	(175)	381
Asset Impairment & Exit Costs (2)	(4)	(45)	91.1%	91.1%	41	—	—	—	41
Canadian Tobacco Litigation-Related Expense (2)	—	(194)	+100%	+100%	194	—	—	—	194
Loss on Deconsolidation of RBH (2)	—	(239)	+100%	+100%	239	—	—	—	239
Adjusted Operating Income	$ 332	$ 578	(42.6)%	(27.9)%	(246)	(85)	107	(175)	(93)

Adjusted Operating Income Margin	27.3%	35.0%	(7.7)pp	(3.8)pp
(1) Cost/Other variance includes the impact of the RBH deconsolidation.
(2) Included in marketing, administration and research costs at the consolidated operating income level.
Note: Net Revenues include revenues from shipments of Platform 1 devices, heated tobacco units and accessories to Altria Group, Inc., commencing in the third quarter of 2019, for sale under license in the United States.

Net revenues, excluding unfavorable currency, decreased by 19.1%, reflecting: unfavorable volume/mix, due to lower cigarette volume, mainly in Argentina and Mexico; and the unfavorable impact of the deconsolidation of RBH shown in "Cost/Other"; partly offset by a favorable pricing variance, driven by higher combustible pricing across the Region (notably in Mexico). On a like-for-like basis, net revenues, excluding unfavorable currency, decreased by 9.2%, as detailed in Schedule 10.
Operating income, excluding unfavorable currency, increased by +100%, notably reflecting a favorable comparison, shown in "Cost/Other," primarily due to charges recorded in 2019 of $478 million related to: asset impairment and exit costs associated with a plant closure in Colombia, the loss on the deconsolidation of RBH, and the Canadian tobacco litigation-related expense.
Excluding charges and unfavorable currency, adjusted operating income decreased by 27.9%, mainly reflecting: unfavorable volume/mix, due to the same factor as for net revenues noted above; and the unfavorable impact of the deconsolidation of RBH, included in "Cost/Other"; partly offset by a favorable pricing variance; and lower marketing, administration and research costs (notably in Argentina). On a like-for-like basis, excluding unfavorable currency, adjusted operating income decreased by 8.4%, as detailed in Schedule 10.
Adjusted operating income margin, excluding currency, decreased by 3.8 points to 31.2%, as detailed in Schedule 8, or by 0.2 points to 31.0% on a like-for-like basis, as detailed in Schedule 10.

Total Market, PMI Shipment & Market Share Commentaries

PMI Shipment Volume	Third-Quarter			Nine Months Year-to-Date
(million units)	2020	2019	Change	2020	2019	Change
Cigarettes	15,699	16,854	(6.9)%	45,542	52,906	(13.9)%
Heated Tobacco Units	114	89	28.1%	316	202	56.4%
Total Latin America & Canada	15,813	16,943	(6.7)%	45,858	53,108	(13.7)%
Third-Quarter
The estimated total market in Latin America & Canada was essentially stable, notably reflecting:
•Brazil, up by 17.3%, mainly reflecting a lower estimated prevalence of illicit trade due to: reduced price gaps with legal products and the impact of border restrictions imposed as a result of the pandemic;
partly offset by
•Colombia, down by 19.0%, primarily reflecting reduced adult smoker average daily consumption due to the impact of pandemic-related mobility restrictions.
PMI's total shipment volume decreased by 6.7% to 15.8 billion units, mainly due to:
•Argentina, down by 16.9%, primarily reflecting a lower market share, mainly due to adult smoker down-trading to ultra-low-price brands produced by local manufacturers; and
•Colombia, down by 19.6%, mainly due to the lower total market;
partly offset by
•Brazil, up by 13.9%, mainly reflecting the higher total market.
Nine Months Year-to-Date
The estimated total market in Latin America & Canada decreased, notably due to:
•Colombia, down by 16.5%, primarily reflecting reduced product availability (mainly in the second quarter of 2020) and adult smoker average daily consumption due to the impact of pandemic-related mobility restrictions; and
•Mexico, down by 12.7%, mainly due to the impact of excise tax-driven price increases in January 2020, as well as the impact of pandemic-related measures on adult smoker average daily consumption;
partly offset by
•Brazil, up by 12.2%, mainly reflecting the same factors as in the quarter.
PMI's total shipment volume decreased by 13.7% to 45.9 billion units (or by 12.0% on a like-for-like basis), notably due to:
•Argentina, down by 15.1%, primarily reflecting a lower market share, mainly due to the impact of retail out-of-stock of PMI brands, during the second quarter, as well as adult smoker down-trading to ultra-low-price brands produced by local manufacturers;
•Canada, down by 26.0%, due to the unfavorable impact of the deconsolidation of RBH; and
•Colombia, down by 17.8%, primarily reflecting the same factor as in the quarter; and

•Mexico, down by 17.9%, mainly due to a lower total market and a lower market share, primarily reflecting: adult smoker down-trading following the January 2020 price increases and the impact of the pandemic on adult smoker consumption patterns;
partly offset by
•Brazil, up by 10.2%, mainly reflecting the higher total market.

Philip Morris International: Delivering a Smoke-Free Future
Philip Morris International (PMI) is leading a transformation in the tobacco industry to create a smoke-free future and ultimately replace cigarettes with smoke-free products to the benefit of adults who would otherwise continue to smoke, society, the company and its shareholders. PMI is a leading international tobacco company engaged in the manufacture and sale of cigarettes, as well as smoke-free products and associated electronic devices and accessories, and other nicotine-containing products in markets outside the U.S. In addition, PMI ships a version of its IQOS Platform 1 device and its consumables to Altria Group, Inc. for sale under license in the U.S., where the U.S. Food and Drug Administration (FDA) has authorized their marketing as a modified risk tobacco product (MRTP), finding that an exposure modification order for these products is appropriate to promote the public health. PMI is building a future on a new category of smoke-free products that, while not risk-free, are a much better choice than continuing to smoke. Through multidisciplinary capabilities in product development, state-of-the-art facilities and scientific substantiation, PMI aims to ensure that its smoke-free products meet adult consumer preferences and rigorous regulatory requirements. PMI's smoke-free product portfolio includes heat-not-burn and nicotine-containing vapor products. As of September 30, 2020, PMI estimates that approximately 11.7 million adult smokers around the world have already stopped smoking and switched to PMI's heat-not-burn product, available for sale in 61 markets in key cities or nationwide under the IQOS brand. For more information, please visit www.pmi.com and www.pmiscience.com.
Forward-Looking and Cautionary Statements
This press release contains projections of future results and other forward-looking statements. Achievement of future results is subject to risks, uncertainties and inaccurate assumptions. In the event that risks or uncertainties materialize, or underlying assumptions prove inaccurate, actual results could vary materially from those contained in such forward-looking statements. Pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, PMI is identifying important factors that, individually or in the aggregate, could cause actual results and outcomes to differ materially from those contained in any forward-looking statements made by PMI.
PMI's business risks include: excise tax increases and discriminatory tax structures; increasing marketing and regulatory restrictions that could reduce our competitiveness, eliminate our ability to communicate with adult consumers, or ban certain of our products; health concerns relating to the use of tobacco and other nicotine-containing products and exposure to environmental tobacco smoke; litigation related to tobacco use and intellectual property; intense competition; the effects of global and individual country economic, regulatory and political developments, natural disasters and conflicts; changes in adult smoker behavior; lost revenues as a result of counterfeiting, contraband and cross-border purchases; governmental investigations; unfavorable currency exchange rates and currency devaluations, and limitations on the ability to repatriate funds; adverse changes in applicable corporate tax laws; adverse changes in the cost and quality of tobacco and other agricultural products and raw materials; and the integrity of its information systems and effectiveness of its data privacy policies. PMI's future profitability may also be adversely affected should it be unsuccessful in its attempts to produce and commercialize reduced-risk products or if regulation or taxation do not differentiate between such products and cigarettes; if it is unable to successfully introduce new products, promote brand equity, enter new markets or improve its margins through increased prices and productivity gains; if it is unable to expand its brand portfolio internally or through acquisitions and the development of strategic business relationships; or if it is unable to attract and retain the best global talent. Future results are also subject to the lower predictability of our reduced-risk product category's performance.

The COVID-19 pandemic has created significant societal and economic disruption, and resulted in closures of stores, factories and offices, and restrictions on manufacturing, distribution and travel, all of which will adversely impact our business, results of operations, cash flows and financial position during the continuation of the pandemic. Our business continuity plans and other safeguards in place may not be effective to mitigate the impact of the pandemic. Currently, significant risks include our diminished ability to convert adult smokers to our RRPs, significant volume declines in our duty-free business and certain other key markets, disruptions or delays in our manufacturing and supply chain, increased currency volatility, and delays in certain cost saving, transformation and restructuring initiatives. Our business could also be adversely impacted if key personnel or a significant number of employees or business partners become unavailable due to the COVID-19 outbreak. The significant adverse impact of COVID-19 on the economic or political conditions in markets in which we operate could result in changes to the preferences of our adult consumers and lower demand for our products, particularly for our mid-price or premium-price brands. Continuation of the pandemic could disrupt our access to the credit markets or increase our borrowing costs. Governments may temporarily be unable to focus on the development of science-based regulatory frameworks for the development and commercialization of RRPs or on the enforcement or implementation of regulations that are significant to our business. In addition, messaging about the potential negative impacts of the use of our products on COVID-19 risks may lead to increasingly restrictive regulatory measures on the sale and use of our products, negatively impact demand for our products, the willingness of adult consumers to switch to our RRPs and our efforts to advocate for the development of science-based regulatory frameworks for the development and commercialization of RRPs.
The impact of these risks also depends on factors beyond our knowledge or control, including the duration and severity of the outbreak, its recurrence in our key markets, actions taken to contain its spread and to mitigate its public health effects, and the ultimate economic consequences thereof.
PMI is further subject to other risks detailed from time to time in its publicly filed documents, including the Form 10-Q for the quarter ended June 30, 2020. PMI cautions that the foregoing list of important factors is not a complete discussion of all potential risks and uncertainties. PMI does not undertake to update any forward-looking statement that it may make from time to time, except in the normal course of its public disclosure obligations.

Key Terms, Definitions and Explanatory Notes
General
•"PMI" refers to Philip Morris International Inc. and its subsidiaries. Trademarks and service marks that are the registered property of, or licensed by, the subsidiaries of PMI, are italicized.
•Comparisons are made to the same prior-year period unless otherwise stated.
•Unless otherwise stated, references to total industry, total market, PMI shipment volume and PMI market share performance reflect cigarettes and heated tobacco units.
•References to total international market, defined as worldwide cigarette and heated tobacco unit volume excluding the U.S., total industry, total market and market shares are PMI estimates for tax-paid products based on the latest available data from a number of internal and external sources and may, in defined instances, exclude the People's Republic of China and/or PMI's duty free business. In addition, to reflect the deconsolidation of PMI's Canadian subsidiary, Rothmans, Benson & Hedges, Inc. (RBH), effective March 22, 2019, PMI's total market share has been restated for previous periods.
•2020 third-quarter and nine months year-to-date estimates for total industry volume and market share in certain geographies reflect limitations on the availability and accuracy of industry data during pandemic-related restrictions.
•"OTP" is defined as "other tobacco products," primarily roll-your-own and make-your-own cigarettes, pipe tobacco, cigars and cigarillos, and does not include reduced-risk products.
•"Combustible products" is the term PMI uses to refer to cigarettes and OTP, combined.
•In-market sales, or "IMS," is defined as sales to the retail channel, depending on the market and distribution model.
•"Total shipment volume" is defined as the combined total of cigarette shipment volume and heated tobacco unit shipment volume.
•"North Africa" is defined as Algeria, Egypt, Libya, Morocco and Tunisia.
•"The GCC" (Gulf Cooperation Council) is defined as Bahrain, Kuwait, Oman, Qatar, Saudi Arabia and the United Arab Emirates (UAE).
•Following the deconsolidation of PMI's Canadian subsidiary, Rothmans, Benson & Hedges, Inc. (RBH), PMI will continue to report the volume of brands sold by RBH for which other PMI subsidiaries are the trademark owner. These include HEETS, Next, Philip Morris and Rooftop.
•From time to time, PMI’s shipment volumes are subject to the impact of distributor inventory movements, and estimated total industry/market volumes are subject to the impact of inventory movements in various trade channels that include estimated trade inventory movements of PMI’s competitors arising from market-specific factors that significantly distort reported volume disclosures. Such factors may include changes to the manufacturing supply chain, shipment methods, consumer demand, timing of excise tax increases or other influences that may affect the timing of sales to customers. In such instances, in addition to reviewing PMI shipment volumes and certain estimated total industry/market volumes on a reported basis, management reviews these measures on an adjusted basis that excludes the impact of distributor and/or estimated trade inventory movements. Management also believes that disclosing PMI shipment volumes and estimated total industry/market volumes in such circumstances on a basis that excludes the impact of distributor and/or estimated trade inventory movements, such as on an IMS basis, improves the comparability of performance and trends for these measures over different reporting periods.
Financial
•Net revenues related to combustible products refer to the operating revenues generated from the sale of these products, including shipping and handling charges billed to customers, net of sales and promotion incentives, and excise taxes. PMI recognizes revenue when control is transferred to the customer, typically either upon shipment or delivery of goods.
•Net revenues related to RRPs represent the sale of heated tobacco units, IQOS devices and related accessories, and other nicotine-containing products, primarily e-vapor products, including shipping and handling charges billed to customers, net of sales and promotion incentives, and excise taxes. PMI recognizes revenue when control is transferred to the customer, typically either upon shipment or delivery of goods.

•"Cost of sales" consists principally of: tobacco leaf, non-tobacco raw materials, labor and manufacturing costs; shipping and handling costs; and the cost of IQOS devices produced by third-party electronics manufacturing service providers. Estimated costs associated with IQOS warranty programs are generally provided for in cost of sales in the period the related revenues are recognized.
•"Marketing, administration and research costs" include the costs of marketing and selling our products, other costs generally not related to the manufacture of our products (including general corporate expenses), and costs incurred to develop new products. The most significant components of our marketing, administration and research costs are marketing and sales expenses and general and administrative expenses.
•"Cost/Other" in the Consolidated Financial Summary table of total PMI and the six operating segments of this release reflects the currency-neutral variances of: cost of sales (excluding the volume/mix cost component); marketing, administration and research costs (including asset impairment and exit costs, the Canadian tobacco litigation-related expense and the charge related to the deconsolidation of RBH in Canada); and amortization of intangibles. “Cost/Other” also includes the currency-neutral net revenue variance, unrelated to volume/mix and price components, attributable to fees for certain distribution rights billed to customers in certain markets in the ME&A Region, as well as the impact of the deconsolidation in RBH.
•"Adjusted Operating Income Margin" is calculated as adjusted operating income, divided by net revenues.
•"Adjusted EBITDA" is defined as earnings before interest, taxes, depreciation, amortization and equity (income)/loss in unconsolidated subsidiaries, excluding asset impairment and exit costs, and unusual items.
•"Net debt" is defined as total debt, less cash and cash equivalents.
•Growth rates presented on an organic basis for consolidated financial results reflect currency-neutral underlying results and "like-for-like" comparisons, where applicable.
•Management reviews net revenues, OI, OI margins, operating cash flow and earnings per share, or "EPS," on an adjusted basis, which may exclude the impact of currency and other items such as acquisitions, asset impairment and exit costs, tax items and other special items. Organic growth rates reflect the way management views underlying performance for these measures. PMI believes that such measures, including pro forma measures, will provide useful insight into underlying business trends and results, and will provide a more meaningful performance comparison for the period during which RBH remains under CCAA protection. For PMI's 2018 pro forma adjusted diluted EPS by quarter and year-to-date, see Schedule 3 in PMI's third-quarter 2019 earnings release.
•Management reviews these measures because they exclude changes in currency exchange rates and other factors that may distort underlying business trends, thereby improving the comparability of PMI’s business performance between reporting periods. Furthermore, PMI uses several of these measures in its management compensation program to promote internal fairness and a disciplined assessment of performance against company targets. PMI discloses these measures to enable investors to view the business through the eyes of management.
•Non-GAAP measures used in this release should neither be considered in isolation nor as a substitute for the financial measures prepared in accordance with U.S. GAAP. For a reconciliation of non-GAAP measures to the most directly comparable U.S. GAAP measures, see the relevant schedules provided with this press release.
•U.S. GAAP Treatment of Argentina as a Highly Inflationary Economy. Following the categorization of Argentina by the International Practices Task Force of the Center for Audit Quality as a country with a three-year cumulative inflation rate greater than 100%, the country is considered highly inflationary in accordance with U.S. GAAP. Consequently, PMI began to account for the operations of its Argentinian affiliates as highly inflationary, and to treat the U.S. dollar as the functional currency of the affiliates, effective July 1, 2018.
•"Fair value adjustment for equity security investments" reflects the adjustment resulting from share price movements in passive investments for publicly traded entities that are not controlled or influenced by PMI. Under U.S. GAAP, such adjustments are required, since January 1, 2018, to be reflected directly in the income statement.
Reduced-Risk Products
•Reduced Risk Products (“RRPs”) is the term PMI uses to refer to products that present, are likely to present, or have the potential to present less risk of harm to smokers who switch to these products versus continuing smoking. PMI has a range of RRPs in various stages of development, scientific assessment and commercialization. PMI's RRPs are smoke-free products that produce an aerosol that contains far lower quantities of harmful and potentially harmful constituents than found in cigarette smoke.

•"Heated tobacco units," or "HTUs," is the term PMI uses to refer to heated tobacco consumables, which include the company's HEETS, HEETS Creations, HEETS Dimensions, HEETS Marlboro and HEETS FROM MARLBORO (defined collectively as HEETS), Marlboro HeatSticks and Parliament HeatSticks, as well as the KT&G-licensed brand, Fiit (outside of Korea).
•Market share for HTUs is defined as the total sales volume for HTUs as a percentage of the total estimated sales volume for cigarettes and HTUs.
•Unless otherwise stated, all references to IQOS are to PMI's heat-not-burn products.
•The IQOS heat-not-burn device is a precisely controlled heating device into which a specially designed and proprietary tobacco unit is inserted and heated to generate an aerosol.
•“Total IQOS users” is defined as the estimated number of Legal Age (minimum 18 years) IQOS users that used PMI HTUs for at least 5% of their daily tobacco consumption over the past seven days.
•The estimated number of people who have "stopped smoking and switched to IQOS" is defined as: for markets where IQOS is the only heat-not-burn product, daily individual consumption of PMI HTUs represents the totality of their daily tobacco consumption in the past seven days; for markets where IQOS is one among other heat-not-burn products, daily individual consumption of HTUs represents the totality of their daily tobacco consumption in the past seven days, of which at least 70% are PMI HTUs.
IQOS in the United States
•On April 30, 2019, the U.S. Food and Drug Administration (FDA) announced that the marketing of a version of IQOS, PMI's heat-not-burn product, together with its heated tobacco units (the term PMI uses to refer to heated tobacco consumables), is appropriate for the protection of public health and authorized it for sale in the U.S. The FDA’s decision follows its comprehensive assessment of PMI’s premarket tobacco product applications (PMTAs) submitted to the Agency in 2017. In the third quarter of 2019, PMI brought a version of its IQOS Platform 1 device and three variants of its heated tobacco units to the U.S. through its license with Altria Group, Inc., whose subsidiary, Philip Morris USA Inc., is responsible for marketing the product and complying with the provisions set forth in the FDA's marketing order. On March 30, 2020, PMI submitted a supplemental PMTA for the IQOS 3 tobacco heating device with the FDA.
•On July 7, 2020, the FDA authorized the marketing of a version of IQOS, together with its heated tobacco units, as a modified risk tobacco product (MRTP). In doing so, the agency found that an IQOS exposure modification order is appropriate to promote the public health. The decision follows a review of the extensive scientific evidence package PMI submitted to the FDA in December 2016 to support its MRTP applications.
•Shipment volume of heated tobacco units to the U.S. is included in the heated tobacco unit shipment volume of the Latin America & Canada segment. Revenues from shipments of Platform 1 devices, heated tobacco units and accessories to Altria Group, Inc. for sale under license in the U.S. are included in Net Revenues of the Latin America & Canada segment.

																	Appendix 1
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Key Market Data

Quarters Ended September 30,
Market	Total Market, bio units			PMI Shipments, bio units									PMI Market Share, % (1)
				Total			Cigarette			HTU			Total			HTU
	2020	2019	% Change	2020	2019	% Change	2020	2019	% Change	2020	2019	% Change	2020	2019	pp Change	2020	2019	pp Change

Total	669.8	693.5	(3.4)	184.4	199.5	(7.6)	165.5	183.5	(9.8)	19.0	16.0	18.7	28.2	28.9	(0.7)	3.1	2.3	0.8

European Union
France	9.8	10.2	(3.5)	4.2	4.5	(7.5)	4.1	4.5	(7.9)	—	—	—	45.3	45.0	0.3	0.5	0.2	0.3
Germany	20.4	20.7	(1.8)	7.4	7.4	0.3	7.0	7.2	(1.7)	0.4	0.2	59.6	36.4	35.7	0.7	1.9	1.1	0.8
Italy	18.8	18.3	2.4	9.7	9.5	1.6	8.2	8.5	(3.3)	1.5	1.1	40.6	52.1	52.0	0.1	7.8	4.6	3.2
Poland	13.5	12.5	8.6	5.1	5.3	(3.4)	4.5	5.0	(10.3)	0.6	0.3	+100	37.8	42.5	(4.7)	4.7	2.4	2.3
Spain	11.7	12.6	(7.3)	3.7	3.8	(4.1)	3.6	3.8	(4.4)	0.1	0.1	7.4	32.2	31.6	0.6	0.9	0.7	0.2

Eastern Europe
Russia	60.0	61.8	(2.9)	18.6	18.9	(1.4)	15.5	16.2	(4.2)	3.1	2.7	15.7	31.7	30.7	1.0	5.8	4.0	1.8

Middle East & Africa
Saudi Arabia	5.5	5.5	0.2	2.4	2.0	23.4	2.4	2.0	22.3	—	—	—	36.9	40.8	(3.9)	0.4	—	0.4
Turkey	32.3	31.8	1.6	13.5	14.2	(4.9)	13.5	14.2	(4.9)	—	—	—	41.7	44.5	(2.8)	—	—	—

South & Southeast Asia
Indonesia	70.2	77.5	(9.3)	19.8	25.0	(20.8)	19.8	25.0	(20.8)	—	—	—	28.2	32.3	(4.1)	—	—	—
Philippines	17.5	17.3	1.0	11.7	12.4	(5.5)	11.7	12.4	(5.6)	—	—	—	66.8	71.4	(4.6)	—	—	—

East Asia & Australia
Australia	3.2	3.2	0.4	1.0	0.9	8.1	1.0	0.9	8.1	—	—	—	29.8	27.7	2.1	—	—	—
Japan	40.7	41.9	(2.8)	11.9	13.3	(10.6)	4.6	6.5	(29.4)	7.3	6.8	7.4	36.9	34.5	2.4	20.5	17.1	3.4
Korea	20.2	18.4	10.2	3.9	4.1	(3.4)	2.7	2.9	(7.2)	1.2	1.1	6.6	19.5	22.2	(2.7)	6.0	6.2	(0.2)

Latin America & Canada
Argentina	8.4	8.4	0.7	4.9	5.9	(16.9)	4.9	5.9	(16.9)	—	—	—	58.1	69.6	(11.5)	—	—	—
Mexico	7.7	7.7	0.2	4.8	4.9	(0.9)	4.8	4.9	(1.2)	—	—	—	62.7	63.4	(0.7)	0.2	—	0.2

(1) Market share estimates are calculated using IMS data
Note: % change for Total Market and PMI shipments is computed based on millions of units; PMI Market Share estimates for previous periods are restated to reflect RBH deconsolidation and exclude RBH-owned brands.

																	Appendix 2
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Key Market Data

Nine Months Ended September 30,
Market	Total Market, bio units			PMI Shipments, bio units									PMI Market Share, % (1)
				Total			Cigarette			HTU			Total			HTU
	2020	2019	% Change	2020	2019	% Change	2020	2019	% Change	2020	2019	% Change	2020	2019	pp Change	2020	2019	pp Change

Total	1,892.9	2,018.7	(6.2)	528.2	574.2	(8.0)	473.8	531.6	(10.9)	54.4	42.5	27.9	27.9	28.4	(0.5)	2.9	2.1	0.8

European Union
France	28.0	29.1	(3.7)	12.7	13.1	(3.4)	12.5	13.1	(4.1)	0.1	0.1	+100	44.9	44.9	—	0.5	0.2	0.3
Germany	56.4	55.1	2.4	22.0	20.8	5.7	20.8	20.2	3.1	1.2	0.6	92.2	38.9	37.7	1.2	2.1	1.1	1.0
Italy	50.8	51.1	(0.6)	26.7	26.6	0.7	22.8	24.1	(5.6)	4.0	2.5	62.3	52.0	51.6	0.4	7.6	4.3	3.3
Poland	35.0	35.4	(1.1)	13.6	14.5	(6.3)	12.1	13.8	(12.6)	1.6	0.7	+100	38.9	41.1	(2.2)	4.5	2.1	2.4
Spain	31.7	34.4	(7.8)	10.1	11.3	(10.9)	9.8	11.1	(11.7)	0.3	0.2	27.1	31.5	31.5	—	1.0	0.7	0.3

Eastern Europe
Russia	163.6	168.1	(2.7)	51.6	48.8	5.8	42.3	43.4	(2.7)	9.3	5.3	74.5	32.3	29.7	2.6	6.0	3.3	2.7

Middle East & Africa
Saudi Arabia	15.8	16.1	(1.8)	6.2	6.7	(6.4)	6.2	6.7	(7.1)	—	—	—	38.5	40.5	(2.0)	0.2	—	0.2
Turkey	86.6	93.4	(7.3)	35.3	40.6	(13.0)	35.3	40.6	(13.0)	—	—	—	40.7	43.4	(2.7)	—	—	—

South & Southeast Asia
Indonesia	201.7	222.7	(9.4)	58.3	72.1	(19.1)	58.3	72.1	(19.1)	—	—	—	28.9	32.4	(3.5)	—	—	—
Philippines	47.0	52.7	(10.7)	32.1	37.2	(13.7)	32.1	37.2	(13.7)	—	—	—	68.4	70.7	(2.3)	—	—	—

East Asia & Australia
Australia	8.3	9.2	(9.9)	2.5	2.6	(3.6)	2.5	2.6	(3.6)	—	—	—	29.6	27.6	2.0	—	—	—
Japan	111.3	120.1	(7.3)	38.8	40.5	(4.2)	17.7	20.9	(15.4)	21.1	19.5	7.8	36.7	34.3	2.4	20.0	16.9	3.1
Korea	54.8	51.7	6.0	11.3	11.8	(4.2)	7.8	8.2	(5.0)	3.5	3.6	(2.2)	20.7	22.9	(2.2)	6.4	6.9	(0.5)

Latin America & Canada
Argentina	24.1	24.7	(2.3)	14.9	17.6	(15.1)	14.9	17.6	(15.1)	—	—	—	61.9	71.2	(9.3)	—	—	—
Mexico	21.9	25.1	(12.7)	13.6	16.6	(17.9)	13.6	16.6	(18.1)	—	—	—	62.0	65.9	(3.9)	0.2	—	0.2

(1) Market share estimates are calculated using IMS data
Note: % change for Total Market and PMI shipments is computed based on millions of units; PMI Market Share estimates for previous periods are restated to reflect RBH deconsolidation and exclude RBH-owned brands.

							Appendix 3
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Shipment Volume Adjusted for the Impact of RBH Deconsolidation
(in million units) / (Unaudited)

Total PMI	Quarters Ended September 30,			Nine Months Ended September 30,
	2020	2019	% Change	2020	2019		% Change
Total Shipment Volume	184,431	199,504	(7.6)%	528,243	574,154		(8.0)%
Shipment Volume for RBH-owned brands (1)		—			(1,008)	(2)
Total Shipment Volume	184,431	199,504	(7.6)%	528,243	573,146	(3)	(7.8)%

Total Cigarette Shipment Volume	165,464	183,519	(9.8)%	473,841	531,615		(10.9)%
Shipment Volume for RBH-owned brands (1)		—			(1,008)	(2)
Total Cigarette Shipment Volume	165,464	183,519	(9.8)%	473,841	530,607	(3)	(10.7)%

Total HTU Shipment Volume	18,967	15,985	18.7%	54,402	42,539		27.9%

Latin America & Canada

Total Shipment Volume	15,813	16,943	(6.7)%	45,858	53,108		(13.7)%
Shipment Volume for RBH-owned brands		—			(995)	(2)
Total Shipment Volume	15,813	16,943	(6.7)%	45,858	52,113	(3)	(12.0)%

(1) Includes Duty Free sales in Canada
(2) Represents volume for RBH-owned brands from January 1, 2019 through March 21, 2019
(3) Pro forma
Note: Shipment Volume includes Cigarettes and Heated Tobacco Units; following the deconsolidation of RBH, we report the volume of brands sold by RBH for which other PMI subsidiaries are the trademark owners

				Schedule 1
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Diluted Earnings Per Share (EPS)
($ in millions, except per share data) / (Unaudited)

Quarters Ended		Diluted EPS	Nine Months Ended
September 30,			September 30,
$1.48		2020 Diluted Earnings Per Share (1)	$3.90
$1.22		2019 Diluted Earnings Per Share (1)	$3.57
$0.26		Change	$0.33
21.3%		% Change	9.2%

		Reconciliation:
$1.22		2019 Diluted Earnings Per Share (1)	$3.57
0.01		2019 Asset impairment and exit costs	0.03
—		2019 Canadian tobacco litigation-related expense	0.09
—		2019 Loss on deconsolidation of RBH	0.12
0.20		2019 Russia excise and VAT audit charge	0.20
—		2019 Tax items	(0.04)
—		2020 Asset impairment and exit costs	(0.04)
—		2020 Fair value adjustment for equity security investments	(0.04)
0.06		2020 Tax items	0.06
(0.09)		Currency	(0.28)
(0.01)		Interest	(0.01)
(0.02)		Change in tax rate	—
0.11		Operations (2)	0.24
$1.48		2020 Diluted Earnings Per Share (1)	$3.90

(1) Basic and diluted EPS were calculated using the following (in millions):

Quarters Ended			Nine Months Ended
September 30,			September 30,
2020	2019		2020	2019
$ 2,307	$ 1,896	Net Earnings attributable to PMI	$ 6,080	$ 5,569
5	5	Less: Distributed and undistributed earnings attributable to share-based payment awards	15	13
$ 2,302	$ 1,891	Net Earnings for basic and diluted EPS	$ 6,065	$ 5,556

1,558	1,556	Weighted-average shares for basic EPS	1,557	1,556
—	—	Plus Contingently Issuable Performance Stock Units	—	—
1,558	1,556	Weighted-average shares for diluted EPS	1,557	1,556

(2) Includes the impact of shares outstanding and share-based payments

							Schedule 2
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Reported Diluted EPS to Reported Diluted EPS, excluding Currency, and Reconciliation of Reported Diluted EPS to Adjusted Diluted EPS, excluding Currency
(Unaudited)

Quarters Ended September 30,				Nine Months Ended September 30,
2020	2019	% Change		2020	2019	% Change
$ 1.48	$ 1.22	21.3%	Reported Diluted EPS	$ 3.90	$ 3.57	9.2%
(0.09)			Less: Currency	(0.28)
$ 1.57	$ 1.22	28.7%	Reported Diluted EPS, excluding Currency	$ 4.18	$ 3.57	17.1%

Quarters Ended September 30,				Nine Months Ended September 30,			Year Ended
2020	2019	% Change		2020	2019	% Change	2019
$ 1.48	$ 1.22	21.3%	Reported Diluted EPS	$ 3.90	$ 3.57	9.2%	$ 4.61
—	0.01		Asset impairment and exit costs	0.04	0.03		0.23
—	—		Canadian tobacco litigation-related expense	—	0.09		0.09
—	—		Loss on deconsolidation of RBH	—	0.12		0.12
—	0.20		Russia excise and VAT audit charge	—	0.20		0.20
—	—		Fair value adjustment for equity security investments	0.04	—		(0.02)
(0.06)	—		Tax items	(0.06)	(0.04)		(0.04)
$ 1.42	$ 1.43	(0.7)%	Adjusted Diluted EPS	$ 3.92	$ 3.97	(1.3)%	$ 5.19
(0.09)			Less: Currency	(0.28)
$ 1.51	$ 1.43	5.6%	Adjusted Diluted EPS, excluding Currency	$ 4.20	$ 3.97	5.8%

							Schedule 3
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Reported Diluted EPS to Pro Forma Adjusted Diluted EPS
(Unaudited)

	Quarter Ended	Quarter Ended	Six Months Ended	Quarter Ended	Nine Months Ended	Quarter Ended	Year Ended
	March 31,	June 30,	June 30,	September 30,	September 30,	December 31,	December 31,
	2019	2019	2019	2019	2019	2019	2019
Reported Diluted EPS	$ 0.87	$ 1.49	$ 2.36	$ 1.22	$ 3.57	$ 1.04	$4.61
Asset impairment and exit costs	0.01	0.01	0.02	0.01	0.03	0.20	0.23
Canadian tobacco litigation-related expense	0.09	—	0.09	—	0.09	—	0.09
Loss on deconsolidation of RBH	0.12	—	0.12	—	0.12	—	0.12
Russia excise and VAT audit charge	—	—	—	0.20	0.20	—	0.20
Fair value adjustment for equity security investments	—	—	—	—	—	(0.02)	(0.02)
Tax items	—	(0.04)	(0.04)	—	(0.04)	—	(0.04)
Adjusted Diluted EPS	$ 1.09	$ 1.46	$ 2.55	$ 1.43	$ 3.97	$ 1.22	$ 5.19
Net earnings attributable to RBH	(0.06) (1)	—	(0.06) (1)	—	(0.06) (1)	—	(0.06) (1)
Pro Forma Adjusted Diluted EPS	$ 1.03	$ 1.46	$ 2.49	$ 1.43	$ 3.91	$ 1.22	$ 5.13

(1) Represents the impact of net earnings attributable to RBH from January 1, 2019 through March 21, 2019
Note: EPS is computed independently for each of the periods presented. Accordingly, the sum of the quarterly EPS amounts may not agree to the total for the year

								Schedule 4
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Net Revenues by Product Category and Adjustments of Net Revenues for the Impact of Currency and Acquisitions
($ in millions) / (Unaudited)

Net Revenues	Currency	Net Revenues excluding Currency	Acquisitions	Net Revenues excluding Currency & Acquisitions	Quarters Ended September 30,	Net Revenues	Total	Excluding Currency	Excluding Currency & Acquisitions

2020					Combustible Products	2019	% Change
$ 2,244	$ 32	$ 2,211	$ —	$ 2,211	European Union	$ 2,178	3.0%	1.5%	1.5%
636	(45)	681	—	681	Eastern Europe	664	(4.2)%	2.5%	2.5%
768	(27)	795	—	795	Middle East & Africa	1,064	(27.8)%	(25.2)%	(25.2)%
1,071	3	1,068	—	1,068	South & Southeast Asia	1,246	(14.1)%	(14.3)%	(14.3)%
605	6	598	—	598	East Asia & Australia	680	(11.0)%	(12.0)%	(12.0)%
393	(44)	437	—	437	Latin America & Canada	466	(15.6)%	(6.0)%	(6.0)%
$ 5,716	$ (74)	$ 5,791	$ —	$ 5,791	Total Combustible	$ 6,298	(9.2)%	(8.0)%	(8.0)%

2020					Reduced-Risk Products	2019	% Change
$ 706	$ 8	$ 699	$ —	$ 699	European Union	$ 467	51.3%	49.7%	49.7%
263	(21)	284	—	284	Eastern Europe	235	11.9%	21.1%	21.1%
—	(1)	1	—	1	Middle East & Africa	63	-(100)%	(99.0)%	(99.0)%
—	—	—	—	—	South & Southeast Asia	—	—%	—%	—%
753	12	742	—	742	East Asia & Australia	572	31.6%	29.6%	29.6%
7	(1)	8	—	8	Latin America & Canada(1)	7	(6.1)%	1.9%	1.9%
$ 1,730	$ (4)	$ 1,733	$ —	$ 1,733	Total RRPs	$ 1,344	28.6%	28.9%	28.9%

2020					PMI	2019	% Change
$ 2,950	$ 40	$ 2,910	$ —	$ 2,910	European Union	$ 2,645	11.5%	10.0%	10.0%
899	(66)	965	—	965	Eastern Europe	899	—%	7.3%	7.3%
768	(28)	796	—	796	Middle East & Africa	1,127	(31.9)%	(29.4)%	(29.4)%
1,071	3	1,068	—	1,068	South & Southeast Asia	1,246	(14.0)%	(14.3)%	(14.3)%
1,358	18	1,340	—	1,340	East Asia & Australia	1,252	8.5%	7.0%	7.0%
400	(45)	445	—	445	Latin America & Canada	473	(15.4)%	(5.9)%	(5.9)%
$ 7,446	$ (78)	$ 7,524	$ —	$ 7,524	Total PMI	$ 7,642	(2.6)%	(1.5)%	(1.5)%

(1) Net Revenues include revenues from shipments of Platform 1 devices, heated tobacco units and accessories to Altria Group, Inc., commencing in the third quarter of 2019, for sale under license in the United States
Note: Sum of product categories or Regions might not foot to Total PMI due to roundings. “-“ indicates amounts between -$0.5 million and +$0.5 million

								Schedule 5
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Net Revenues by Product Category and Adjustments of Net Revenues for the Impact of Currency and Acquisitions
($ in millions) / (Unaudited)

Net Revenues	Currency	Net Revenues excluding Currency	Acquisitions	Net Revenues excluding Currency & Acquisitions	Nine Months Ended September 30,	Net Revenues	Total	Excluding Currency	Excluding Currency & Acquisitions

2020					Combustible Products	2019	% Change
$ 6,099	$ (96)	$ 6,195	$ —	$ 6,195	European Union	$ 6,139	(0.7)%	0.9%	0.9%
1,681	(100)	1,782	—	1,782	Eastern Europe	1,774	(5.3)%	0.4%	0.4%
2,296	(46)	2,342	—	2,342	Middle East & Africa	2,810	(18.3)%	(16.7)%	(16.7)%
3,211	(24)	3,235	—	3,235	South & Southeast Asia	3,607	(11.0)%	(10.3)%	(10.3)%
1,876	(16)	1,892	—	1,892	East Asia & Australia	2,074	(9.5)%	(8.7)%	(8.7)%
1,196	(119)	1,315	—	1,315	Latin America & Canada	1,634	(26.8)%	(19.5)%	(19.5)%
$ 16,360	$ (401)	$ 16,761	$ —	$ 16,761	Total Combustible	$ 18,039	(9.3)%	(7.1)%	(7.1)%

2020					Reduced-Risk Products	2019	% Change
$ 1,861	$ (34)	$ 1,895	$ —	$ 1,895	European Union	$ 1,242	49.9%	52.6%	52.6%
789	(45)	833	—	833	Eastern Europe	526	50.1%	58.6%	58.6%
52	—	52	—	52	Middle East & Africa	248	(79.2)%	(79.0)%	(79.0)%
—	—	—	—	—	South & Southeast Asia	—	—%	—%	—%
2,169	13	2,156	—	2,156	East Asia & Australia	2,020	7.3%	6.7%	6.7%
20	(2)	22	—	22	Latin America & Canada(1)	18	12.0%	20.6%	20.6%
$ 4,890	$ (68)	$ 4,958	$ —	$ 4,958	Total RRPs	$ 4,053	20.6%	22.3%	22.3%

2020					PMI	2019	% Change
$ 7,960	$ (130)	$ 8,090	$ —	$ 8,090	European Union	$ 7,381	7.8%	9.6%	9.6%
2,470	(145)	2,615	—	2,615	Eastern Europe	2,300	7.4%	13.7%	13.7%
2,348	(46)	2,394	—	2,394	Middle East & Africa	3,058	(23.2)%	(21.7)%	(21.7)%
3,211	(24)	3,235	—	3,235	South & Southeast Asia	3,607	(11.0)%	(10.3)%	(10.3)%
4,045	(3)	4,048	—	4,048	East Asia & Australia	4,094	(1.2)%	(1.1)%	(1.1)%
1,216	(121)	1,337	—	1,337	Latin America & Canada	1,652	(26.4)%	(19.1)%	(19.1)%
$ 21,250	$ (469)	$ 21,719	$ —	$ 21,719	Total PMI	$ 22,092	(3.8)%	(1.7)%	(1.7)%

(1) Net Revenues include revenues from shipments of Platform 1 devices, heated tobacco units and accessories to Altria Group, Inc., commencing in the third quarter of 2019, for sale under license in the United States
Note: Sum of product categories or Regions might not foot to Total PMI due to roundings. “-“ indicates amounts between -$0.5 million and +$0.5 million

										Schedule 6
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Adjustments of Operating Income for the Impact of Currency and Acquisitions
($ in millions) / (Unaudited)

Operating Income		Currency	Operating Income excluding Currency	Acquisitions	Operating Income excluding Currency & Acquisitions		Operating Income (Loss)		Total	Excluding Currency	Excluding Currency & Acquisitions

2020						Quarters Ended September 30,	2019		% Change
$ 1,588		$ 23	$ 1,565	$ —	$ 1,565	European Union	$ 1,255		26.5%	24.7%	24.7%
245		(105)	350	—	350	Eastern Europe	(101)	(1)	+100%	+100%	+100%
261		(15)	276	—	276	Middle East & Africa	519		(49.7)%	(46.8)%	(46.8)%
402		(3)	405	—	405	South & Southeast Asia	539		(25.4)%	(24.9)%	(24.9)%
637		17	620	—	620	East Asia & Australia	451		41.2%	37.5%	37.5%
110		(44)	154	—	154	Latin America & Canada	125	(2)	(12.0)%	23.2%	23.2%
$ 3,243		$ (127)	$ 3,370	$ —	$ 3,370	Total PMI	$ 2,788		16.3%	20.9%	20.9%

2020						Nine Months Ended September 30,	2019		% Change
$ 3,924	(3)	$ (107)	$ 4,031	$ —	$ 4,031	European Union	$ 3,346		17.3%	20.5%	20.5%
610	(3)	(208)	818	—	818	Eastern Europe	284	(1)	+100%	+100%	+100%
819	(3)	(29)	848	—	848	Middle East & Africa	1,304		(37.2)%	(35.0)%	(35.0)%
1,290	(3)	—	1,290	—	1,290	South & Southeast Asia	1,471	(4)	(12.3)%	(12.3)%	(12.3)%
1,792	(3)	2	1,790	—	1,790	East Asia & Australia	1,520		17.9%	17.8%	17.8%
328	(3)	(85)	413	—	413	Latin America & Canada	100	(5)	+100%	+100%	+100%
$ 8,763		$ (427)	$ 9,190	$ —	$ 9,190	Total PMI	$ 8,025		9.2%	14.5%	14.5%

(1) Includes the Russia excise and VAT audit charge ($374 million)
(2) Includes asset impairment and exit costs ($22 million)
(3) Includes asset impairment and exit costs ($71 million): EU ($27 million), EE ($7 million), ME&A ($9 million), S&SA ($11 million), EA&A ($13 million) and LA&C ($4 million)
(4) Includes asset impairment and exit costs ($20 million)
(5) Includes asset impairment and exit costs ($45 million), the Canadian tobacco litigation-related expense ($194 million) and the loss on deconsolidation of RBH ($239 million)

													Schedule 7
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Operating Income to Adjusted Operating Income, excluding Currency and Acquisitions
($ in millions) / (Unaudited)

Operating Income	Asset Impairment & Exit Costs	Adjusted Operating Income	Currency	Adjusted Operating Income excluding Currency	Acqui-sitions	Adjusted Operating Income excluding Currency & Acqui-sitions		Operating Income (Loss)	Asset Impairment & Exit Costs and Others		Adjusted Operating Income	Total	Excluding Currency	Excluding Currency & Acqui-sitions

2020							Quarters Ended September 30,	2019				% Change
$ 1,588	$ —	$ 1,588	$ 23	$ 1,565	$ —	$ 1,565	European Union	$ 1,255	$ —		$ 1,255	26.5%	24.7%	24.7%
245	—	245	(105)	350	—	350	Eastern Europe	(101)	(374)	(1)	273	(10.3)%	28.2%	28.2%
261	—	261	(15)	276	—	276	Middle East & Africa	519	—		519	(49.7)%	(46.8)%	(46.8)%
402	—	402	(3)	405	—	405	South & Southeast Asia	539	—		539	(25.4)%	(24.9)%	(24.9)%
637	—	637	17	620	—	620	East Asia & Australia	451	—		451	41.2%	37.5%	37.5%
110	—	110	(44)	154	—	154	Latin America & Canada	125	(22)	(2)	147	(25.2)%	4.8%	4.8%
$ 3,243	$ —	$ 3,243	$ (127)	$ 3,370	$ —	$ 3,370	Total PMI	$ 2,788	$ (396)		$ 3,184	1.9%	5.8%	5.8%

2020							Nine Months Ended September 30,	2019				% Change
$ 3,924	$ (27)	$ 3,951	$ (107)	$ 4,058	$ —	$ 4,058	European Union	$ 3,346	$ —		$ 3,346	18.1%	21.3%	21.3%
610	(7)	617	(208)	825	—	825	Eastern Europe	284	(374)	(1)	658	(6.2)%	25.4%	25.4%
819	(9)	828	(29)	857	—	857	Middle East & Africa	1,304	—		1,304	(36.5)%	(34.3)%	(34.3)%
1,290	(11)	1,301	—	1,301	—	1,301	South & Southeast Asia	1,471	(20)	(2)	1,491	(12.7)%	(12.7)%	(12.7)%
1,792	(13)	1,805	2	1,803	—	1,803	East Asia & Australia	1,520	—		1,520	18.8%	18.6%	18.6%
328	(4)	332	(85)	417	—	417	Latin America & Canada	100	(478)	(3)	578	(42.6)%	(27.9)%	(27.9)%
$ 8,763	$ (71)	$ 8,834	$ (427)	$ 9,261	$ —	$ 9,261	Total PMI	$ 8,025	$ (872)		$ 8,897	(0.7)%	4.1%	4.1%

(1) Represents the Russia excise and VAT audit charge
(2) Represents asset impairment and exit costs
(3) Includes asset impairment and exit costs ($45 million), the Canadian tobacco litigation-related expense ($194 million) and the loss on deconsolidation of RBH ($239 million)

														Schedule 8
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Adjusted Operating Income Margin, excluding Currency and Acquisitions
($ in millions) / (Unaudited)

Adjusted Operating Income (1)	Net Revenues	Adjusted Operating Income Margin	Adjusted Operating Income excluding Currency (1)	Net Revenues excluding Currency (2)	Adjusted Operating Income Margin excluding Currency	Adjusted Operating Income excluding Currency & Acqui-sitions (1)	Net Revenues excluding Currency & Acqui-sitions (2)	Adjusted Operating Income Margin excluding Currency & Acqui-sitions		Adjusted Operating Income (1)	Net Revenues	Adjusted Operating Income Margin	Adjusted Operating Income Margin	Adjusted Operating Income Margin excluding Currency	Adjusted Operating Income Margin excluding Currency & Acqui-sitions

2020									Quarters Ended September 30,	2019			% Points Change
$ 1,588	$ 2,950	53.8%	$ 1,565	$ 2,910	53.8%	$ 1,565	$ 2,910	53.8%	European Union	$ 1,255	$ 2,645	47.4%	6.4	6.4	6.4
245	899	27.3%	350	965	36.3%	350	965	36.3%	Eastern Europe	273	899	30.4%	(3.1)	5.9	5.9
261	768	34.0%	276	796	34.7%	276	796	34.7%	Middle East & Africa	519	1,127	46.1%	(12.1)	(11.4)	(11.4)
402	1,071	37.5%	405	1,068	37.9%	405	1,068	37.9%	South & Southeast Asia	539	1,246	43.3%	(5.8)	(5.4)	(5.4)
637	1,358	46.9%	620	1,340	46.3%	620	1,340	46.3%	East Asia & Australia	451	1,252	36.0%	10.9	10.3	10.3
110	400	27.5%	154	445	34.6%	154	445	34.6%	Latin America & Canada	147	473	31.1%	(3.6)	3.5	3.5
$ 3,243	$ 7,446	43.6%	$ 3,370	$ 7,524	44.8%	$ 3,370	$ 7,524	44.8%	Total PMI	$ 3,184	$ 7,642	41.7%	1.9	3.1	3.1

2020									Nine Months Ended September 30,	2019			% Points Change
$ 3,951	$ 7,960	49.6%	$ 4,058	$ 8,090	50.2%	$ 4,058	$ 8,090	50.2%	European Union	$ 3,346	$ 7,381	45.3%	4.3	4.9	4.9
617	2,470	25.0%	825	2,615	31.5%	825	2,615	31.5%	Eastern Europe	658	2,300	28.6%	(3.6)	2.9	2.9
828	2,348	35.3%	857	2,394	35.8%	857	2,394	35.8%	Middle East & Africa	1,304	3,058	42.6%	(7.3)	(6.8)	(6.8)
1,301	3,211	40.5%	1,301	3,235	40.2%	1,301	3,235	40.2%	South & Southeast Asia	1,491	3,607	41.3%	(0.8)	(1.1)	(1.1)
1,805	4,045	44.6%	1,803	4,048	44.5%	1,803	4,048	44.5%	East Asia & Australia	1,520	4,094	37.1%	7.5	7.4	7.4
332	1,216	27.3%	417	1,337	31.2%	417	1,337	31.2%	Latin America & Canada	578	1,652	35.0%	(7.7)	(3.8)	(3.8)
$ 8,834	$ 21,250	41.6%	$ 9,261	$ 21,719	42.6%	$ 9,261	$ 21,719	42.6%	Total PMI	$ 8,897	$ 22,092	40.3%	1.3	2.3	2.3

(1) For the calculation of Adjusted Operating Income and Adjusted Operating Income excluding currency and acquisitions refer to Schedule 7
(2) For the calculation of Net Revenues excluding currency and acquisitions refer to Schedules 4 and 5

							Schedule 9
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Adjustments for the Impact of RBH, excluding Currency
($ in millions, except per share data) / (Unaudited)

	Quarters Ended September 30,			Nine Months Ended September 30,
	2020	2019	% Change	2020	2019		% Change
Net Revenues	$ 7,446	$ 7,642	(2.6)%	$ 21,250	$ 22,092		(3.8)%
Net Revenues attributable to RBH		—			(181)	(1)
Net Revenues	$ 7,446	$ 7,642	(2.6)%	$ 21,250	$ 21,911	(2)	(3.0)%
Less: Currency	(78)			(470)
Net Revenues, ex. currency	$ 7,524	$ 7,642	(1.5)%	$ 21,720	$ 21,911	(2)	(0.9)%

Adjusted Operating Income (3)	$ 3,243	$ 3,184	1.9%	$ 8,834	$ 8,897		(0.7)%
Operating Income attributable to RBH		—			(126)	(1)
Adjusted Operating Income	$ 3,243	$ 3,184	1.9%	$ 8,834	$ 8,771	(2)	0.7%
Less: Currency	(127)			(426)
Adjusted Operating Income, ex. currency	$ 3,370	$ 3,184	5.8%	$ 9,260	$ 8,771	(2)	5.6%

Adjusted OI Margin	43.6%	41.7%	1.9	41.6%	40.3%		1.3
Adjusted OI Margin attributable to RBH		—			(0.3)	(1)
Adjusted OI Margin	43.6%	41.7%	1.9	41.6%	40.0%	(2)	1.6
Less: Currency	(1.2)			(1.0)
Adjusted OI Margin, ex. currency	44.8%	41.7%	3.1	42.6%	40.0%	(2)	2.6

Adjusted Diluted EPS (4)	$ 1.42	$ 1.43	(0.7)%	$ 3.92	$ 3.97		(1.3)%
Net earnings attributable to RBH		—			(0.06)	(1)
Adjusted Diluted EPS	$ 1.42	$ 1.43	(0.7)%	$ 3.92	$ 3.91	(2)	0.3%
Less: Currency	(0.09)			(0.28)
Adjusted Diluted EPS, ex. currency	$ 1.51	$ 1.43	5.6%	$ 4.20	$ 3.91	(2)	7.4%

(1) Represents the impact attributable to RBH from January 1, 2019 through March 21, 2019
(2) Pro forma
(3) For the calculation of Adjusted Operating Income, see Schedule 7
(4) For the calculation, see Schedule 2
Note: Financials attributable to RBH include Duty Free sales in Canada

							Schedule 10
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Adjustments for the Impact of RBH, excluding Currency
($ in millions) / (Unaudited)

Latin America & Canada	Quarters Ended September 30,			Nine Months Ended September 30,
	2020	2019	% Change	2020	2019		% Change
Net Revenues	$ 400	$ 473	(15.4)%	$ 1,216	$ 1,652		(26.4)%
Net Revenues attributable to RBH		—			(179)	(1)
Net Revenues	$ 400	$ 473	(15.4)%	$ 1,216	$ 1,473	(2)	(17.4)%
Less: Currency	(45)			(122)
Net Revenues, ex. currency	$ 445	$ 473	(5.9)%	$ 1,338	$ 1,473	(2)	(9.2)%

Operating Income	$ 110	$ 125	(12.0)%	$ 328	$ 100		+100%
Less:
Asset impairment and exit costs	—	(22)		(4)	(45)
Canadian tobacco litigation-related expense	—	—		—	(194)
Loss on deconsolidation of RBH	—	—		—	(239)
Adjusted Operating Income	$ 110	$ 147	(25.2)%	$ 332	$ 578		(42.6)%
Operating Income attributable to RBH		—			(125)	(1)
Adjusted Operating Income	$ 110	$ 147	(25.2)%	$ 332	$ 453	(2)	(26.7)%
Less: Currency	(44)			(83)
Adjusted Operating Income, ex. currency	$ 154	$ 147	4.8%	$ 415	$ 453	(2)	(8.4)%

Adjusted OI Margin	27.5%	31.1%	(3.6)	27.3%	35.0%		(7.7)
Adjusted OI Margin attributable to RBH		—			(4.2)	(1)
Adjusted OI Margin	27.5%	31.1%	(3.6)	27.3%	30.8%	(2)	(3.5)
Less: Currency	(7.1)			(3.7)
Adjusted OI Margin, ex. currency	34.6%	31.1%	3.5	31.0%	30.8%	(2)	0.2

(1) Represents the impact attributable to RBH from January 1, 2019 through March 21, 2019
(2) Pro forma

					Schedule 11
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Condensed Statements of Earnings
($ in millions, except per share data) / (Unaudited)

Quarters Ended September 30,				Nine Months Ended September 30,
2020	2019	Change Fav./(Unfav.)		2020	2019	Change Fav./(Unfav.)
$ 20,444	$ 20,380	0.3%	Revenues including Excise Taxes	$ 56,516	$ 58,072	(2.7)%
12,998	12,738	(2.0)%	Excise Taxes on products	35,266	35,980	2.0%
7,446	7,642	(2.6)%	Net Revenues	21,250	22,092	(3.8)%
2,416	2,605	7.3%	Cost of sales	6,997	7,735	9.5%
5,030	5,037	(0.1)%	Gross profit	14,253	14,357	(0.7)%
1,769	2,234	20.8%	Marketing, administration and research costs (1)	5,435	6,282	13.5%
18	15		Amortization of intangibles	55	50
3,243	2,788	16.3%	Operating Income	8,763	8,025	9.2%
163	132	(23.5)%	Interest expense, net	454	434	(4.6)%
23	20	(15.0)%	Pension and other employee benefit costs	68	61	(11.5)%
3,057	2,636	16.0%	Earnings before income taxes	8,241	7,530	9.4%
640	635	(0.8)%	Provision for income taxes	1,764	1,670	(5.6)%
(20)	(45)		Equity investments and securities (income)/loss, net	4	(86)
2,437	2,046	19.1%	Net Earnings	6,473	5,946	8.9%
130	150		Net Earnings attributable to noncontrolling interests	393	377
$ 2,307	$ 1,896	21.7%	Net Earnings attributable to PMI	$ 6,080	$ 5,569	9.2%

			Per share data (2):
$ 1.48	$ 1.22	21.3%	Basic Earnings Per Share	$ 3.90	$ 3.57	9.2%
$ 1.48	$ 1.22	21.3%	Diluted Earnings Per Share	$ 3.90	$ 3.57	9.2%

(1) Nine months ended September 30, 2020 includes asset impairment and exit costs ($71 million). Nine months ended September 30, 2019 includes asset impairment and exit costs ($65 million), the Canadian tobacco litigation-related expense ($194 million), the loss on deconsolidation of RBH ($239 million) and the Russia excise and VAT audit charge ($374 million). Quarter ended September 30, 2019 includes asset impairment and exit costs ($22 million) and the Russia excise and VAT audit charge ($374 million)
(2) Net Earnings and weighted-average shares used in the basic and diluted Earnings Per Share computations for the quarters and for the nine months ended September 30, 2020 and 2019 are shown on Schedule 1, Footnote 1

		Schedule 12
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Condensed Balance Sheets
($ in millions, except ratios) / (Unaudited)

	September 30,	December 31,
	2020	2019
Assets
Cash and cash equivalents	$4,821	$6,861
All other current assets	12,632	13,653
Property, plant and equipment, net	6,134	6,631
Goodwill	5,647	5,858
Other intangible assets, net	1,926	2,113
Investments in unconsolidated subsidiaries and equity securities	4,579	4,635
Other assets	3,390	3,124
Total assets	$39,129	$42,875

Liabilities and Stockholders' (Deficit) Equity
Short-term borrowings	$152	$338
Current portion of long-term debt	1,992	4,051
All other current liabilities	13,381	14,444
Long-term debt	27,346	26,656
Deferred income taxes	661	908
Other long-term liabilities	5,842	6,077
Total liabilities	49,374	52,474

Total PMI stockholders' deficit	(12,092)	(11,577)
Noncontrolling interests	1,847	1,978
Total stockholders' (deficit) equity	(10,245)	(9,599)
Total liabilities and stockholders' (deficit) equity	$39,129	$42,875

				Schedule 13
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Calculation of Total Debt to Adjusted EBITDA and Net Debt to Adjusted EBITDA Ratios
($ in millions, except ratios) / (Unaudited)

	Year Ended September 30, 2020			Year Ended December 31, 2019
	October ~ December	January ~ September	12 months
	2019	2020	rolling
Net Earnings	$1,782	$6,473	$8,255	$7,728
Equity investments and securities (income)/loss, net	(63)	4	(59)	(149)
Provision for income taxes	623	1,764	2,387	2,293
Interest expense, net	136	454	590	570
Depreciation and amortization	255	709	964	964
Asset impairment and exit costs and Others (1)	357	71	428	1,229
Adjusted EBITDA	$3,090	$9,475	$12,565	$12,635

			September 30,	December 31,
			2020	2019
Short-term borrowings			$152	$338
Current portion of long-term debt			1,992	4,051
Long-term debt			27,346	26,656
Total Debt			$29,490	$31,045
Cash and cash equivalents			4,821	6,861
Net Debt			$24,669	$24,184

Ratios:
Total Debt to Adjusted EBITDA			2.35	2.46
Net Debt to Adjusted EBITDA			1.96	1.91

(1) For the year ended December 31, 2019, Others include the Canadian tobacco litigation-related expense ($194 million), the loss on deconsolidation of RBH ($239 million) and the Russia excise and VAT audit charge ($374 million)

						Schedule 14
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Operating Cash Flow to Operating Cash Flow, excluding Currency
($ in millions) / (Unaudited)

Quarters Ended September 30,				Nine Months Ended September 30,
2020	2019	% Change		2020	2019	% Change
$ 3,614	$ 2,083	73.5%	Net cash provided by operating activities (1)	$ 6,650	$ 6,766	(1.7)%
(91)			Less: Currency	(339)
$ 3,705	$ 2,083	77.9%	Net cash provided by operating activities, excluding currency	$ 6,989	$ 6,766	3.3%

(1) Operating cash flow